As filed with the Securities andExchange Commission on April 12, 2006
                         Registration Number 333-131326


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 1
                                       to

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ROAMING MESSENGER, INC.

                 (Name of Small Business Issuer in its Charter)

            Nevada                            7372                        30-0050402
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)       Identification No.)

                     50 Castilian Dr. Suite A, Santa Barbara
                                California 93117
                                 (805) 683-7626
          (Address and telephone number of principal executive offices)

                                  Jonathan Lei
                                    President
                             Roaming Messenger, Inc.
                     50 Castilian Dr. Suite A, Santa Barbara
                                California 93117
                                 (805) 683-7626
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Louis A. Brilleman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                                 (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
Title of Each Class of                               Proposed Maximum                         Proposed Maximum
Securities to be                    Amount To Be      Offering Price     Aggregate Offering       Amount of
Registered                          Registered         Per Share (1)           Price          Registration Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par            90,000,000            $  0.07            $4,900,000            $674.10
value per share (2)
--------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par             9,500,000            $  0.07            $  665,000            $ 71.16
value per share(3)
--------------------------------------------------------------------------------------------------------------

Total                               99,500,000                               $6,965,000            $745.26*
--------------------------------------------------------------------------------------------------------------



----------------
*  Previously paid.

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of January 23, 2006 was $0.07 per share.


(2) Represents shares issuable upon conversion of $1,200,000 principal amount of convertible debentures at a price per share equal to the lower of (i) $0.15 or
(ii) 80% of the lowest Volume Weighted Average Price of the Common Stock during the five trading days immediately preceding the conversion date. Pursuant to a registration rights agreement, Registrant is required to register 90,000,000 shares.

(3) Represents shares issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                   Subject to Completion, Dated April 12, 2006


                             ROAMING MESSENGER, INC.

                        99,500,000 Shares of Common Stock


This prospectus relates to the resale by the selling stockholder of up to 99,500,000 shares of our common stock consisting of (i) 90,000,000 shares of common stock issuable upon conversion of convertible debentures at a price per share equal to the lower of (A) $0.15 or (B) 80% of the lowest volume weighted average price of the Common Stock during the five trading days immediately preceding the conversion date, (ii) 1,500,000 shares of common stock issuable upon exercise of warrants at $0.08 per share, (iii) 4,000,000 shares of common stock issuable upon warrants to at $0.10 per share, and (iv) 4,000,000 shares of common stock issuable upon exercise of warrants at $0.12 per share. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.


We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants to purchase 9,500,000 shares of our common stock. All costs associated with this registration will be borne by us.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "RMSG.OB."


On March 29, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.07 per share.


The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Roaming Messenger, Inc. with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2006

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary..........................................................   1
Risk Factors................................................................   4
Forward Looking Statements..................................................   9
Use of Proceeds.............................................................   9
Management's Discussion and Analysis or Plan of Operation...................  11
Business....................................................................  15
Description of Property.....................................................  20
Legal Proceedings...........................................................  20
Directors and Executive Officers............................................  21
Executive Compensation......................................................  23
Market for Common Equity and Related
Stockholder Matters.........................................................  26
Security Ownership of Certain Beneficial Owners
and Management..............................................................  27
Selling Shareholder.........................................................  28
Certain Relationships and Related Transactions..............................  28
Description of Securities...................................................  29
Plan of Distribution........................................................  30
Legal Matters...............................................................  31
Experts.....................................................................  31
Where You Can Find More Information.........................................  32
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities..............................................  32
Index to Consolidated Financial Statements.................................. F-1


You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Roaming Messenger, Inc. is referred to throughout this prospectus as "Roaming Messenger," "we" or "us."

General

We are a software company and have developed a proprietary system that enables software programs and other business applications to connect to wired and wireless devices, such as cellular phones, computers and personal digital assistants. This system, known as the Roaming Messenger Platform, serves as a gateway to the mobile world for a variety of software programs and other business applications such as those used in emergency response, homeland security, logistics, healthcare and financial services.

The Roaming Messenger Platform allows applications to send out smart messages, or "messengers," to mobile devices. Unlike regular e-mail messages, these software messengers are encrypted, and have the ability to roam automatically among mobile devices, trying to get the attention of the user, confirm receipt, deliver interactive content, and transmit real-time responses back to the sending application. They also have the ability to move independently to alternative recipients in an organization's chain of command if the originally intended recipient does not respond in a timely fashion.

For example, a software messenger may try to locate a person on his or her computer, and, if there is no response, move to that person's cellular phone, and subsequently move to that person's personal digital assistants. If still unanswered, the messenger will travel automatically to the next person with authority to act on the message, such as the superior of the originally intended recipient.

We have generated only minimal revenues from the Roaming Messenger Platform. To date, almost all of our revenues have been generated by Warp 9, Inc., our wholly-owned subsidiary, that offers web-based e-commerce software products and services to the catalog and direct marketing industry.

For the year ended June 30, 2005, we generated revenues of $1,184,212 and incurred a consolidated net loss of $2,479,100. For the three-month period ending September 30, 2005, we generated revenue of $337,926 and incurred a consolidated net loss of $509,407. As a result of recurring losses from operations, a working capital deficit and accumulated deficit, our auditors, in their report dated September 16, 2005, have expressed substantial doubt about our ability to continue as a going concern.

Recent Financing


On December 28, 2005, we consummated a securities purchase agreement with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $1,200,000 of which $400,000 was advanced immediately and the second installment of $350,000 was advanced on January 30, 2006. The last installment of $450,000 will be advanced two business days prior to the date the registration statement is declared effective.


The debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date.


Holders of the debentures may convert at any time amounts outstanding under the debentures into shares of our common stock at a conversion price per share equal to the lesser of (i) $0.15 or (ii) 80% of the lowest volume weighted average price of our common stock during the five trading days immediately preceding the conversion date as quoted by Bloomberg, LP. Cornell has agreed not to short any of the shares of Common Stock for as long as any of the debentures remain outstanding.

We have the right to redeem, upon three-business day notice, a portion or all amounts outstanding under the debenture prior to the maturity date at a 20% redemption premium provided that the closing bid price of our common stock is less than $0.15. In addition, in the event of a redemption, we are required to issue to Cornell 50,000 shares of common stock for each $100,000 redeemed, which shares are not being registered herewith. Under the terms of the debenture, the holder has the right to convert all or part of the debenture within the three-day period following the delivery of a redemption notice.


We also issued to Cornell five-year warrants to purchase 1,500,000, 4,000,000 and 4,000,000 shares of Common Stock at $0.08, $0.10 and $0.12, respectively.

In connection with the purchase agreement, we also entered into a registration rights agreement with Cornell providing for the registration of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than April 27, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants have been sold. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the registration statement no later than January 27, 2006, or if the registration statement is not declared effective by April 27, 2006, we are required to pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the Debentures.

Our obligations under the purchase agreement are secured by substantially all of our assets. As further security for our obligations thereunder, Jon Lei, our Chief Executive Officer, has granted a security interest in 2,000,000 shares of common stock that he owns.

Also on December 28, 2005, we terminated the Periodic Equity Investment Agreement dated March 28, 2005 with Wings Fund, Inc. That agreement provided for the sale to Wings of up to $3,000,000 worth of our common stock at our discretion in twelve monthly increments of up to $250,000 commencing in September 2005. On the date of termination of that agreement, we had sold approximately 4,279,174 shares of common stock for total proceeds of $272,147.

Our principal executive office is located at 50 Castilian Drive, Suite A, Santa Barbara, California 93117 and our telephone number is (805) 683-7626.

                                  This Offering

Shares offered by Selling
Stockholders.....................   Up to 99,500,000, consisting of 90,000,000
                                    shares issuable upon conversion of
                                    convertible debentures and 9,500,000 shares issuable upon conversion of warrants.


Common Stock to be outstanding
after the offering...............   286,331,266 *


Use of Proceeds..................   We will not receive any proceeds from the
                                    sale of the common stock hereunder.

Risk Factors.....................   The purchase of our common stock involves a
                                    high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 4

OTC Bulletin Board
Trading Symbol...................   RMSG.OB



* The above information regarding common stock to be outstanding after the offering is based on 186,831,266 shares of common stock outstanding as of March 5, 2006.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have a history of losses, expect continuing losses and may never achieve profitability


For the years ended June 30, 2005 and 2004, we generated revenues of $1,184,212 and $953,777, respectively, and incurred consolidated net losses of $2,479,100 and $1,035,945, respectively. For the six-month period ending December 31, 2005, we generated revenue of $856,072 and incurred a consolidated net loss of $904,574. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our product will achieve market acceptance. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. These matters raise substantial doubt about our ability to continue as a going concern.


Our auditors have included a going concern modification in their opinion

Our auditors have modified their opinion to our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business. If we are unable to continue as a going concern, you could lose your entire investment in us.

We may need to raise additional capital, which may not be available on acceptable terms or at all

In December 2005, we received $400,000 in debt financing from Cornell Capital Partners LP. Pursuant to a securities purchase agreement, it has committed to advance an additional $350,000 at the time of filing of the registration statement of which this prospectus forms a part and $450,000 at the time of effectiveness of the registration statement. In the future, we may be required to raise additional funds, particularly if we exhaust the funds advanced under that agreement, are unable to generate positive cash flow as a result of our operations and are required to repay the convertible debentures as a result of Cornell Capital's failure to convert the debentures into common stock. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We may not be able to successfully commercialize our Roaming Messenger
Technology

While we have released a new version of the Roaming Messenger Platform, it has not generated any significant revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to modify the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the Roaming Messenger technology.

Our revenues are dependent upon acceptance of our products by third party licensors

Our primary sales and distribution model is based on sales to end-users through distributors. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from licensing and service fees for our products through our distribution partners. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay the licensing and service fees for our products. In the event that we are not able to significantly increase the number of customers that license our products, or if we are unable to charge the necessary license fees, our financial condition and results of operations will be materially and adversely affected.

Our success is dependent upon increasing acceptance of wireless access to the Internet in the United States.

Our services are primarily wireless web based. Therefore, our success is linked directly to the extent to which users of the Internet in the United States accept wireless web based technology as a viable means of communication and increase their use and reliance upon wireless access to the Internet. Currently, wireless web based technology has limited application and the demand for wireless access is minimal, and if such demand does not increase, or, if such demand increases at a pace slower than projected, then our financial condition and results of operations will be materially and adversely affected.

We do not maintain theft or casualty insurance, and only maintain modest liability and property insurance coverage and therefore we could incur losses as a result of an uninsured loss.

We do not maintain theft or casualty insurance and we have modest liability and property insurance coverage, along with workmen's compensation and related insurance. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such insured loss or liability could have a material adverse affect on our results of operations.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, including Mr. Jonathan Lei who has been critical to the development of our technologies and business. The loss of the services of Mr. Lei could have a material adverse effect on our operations. We do not have an employment agreement with Mr. Lei. Accordingly, there can be no assurance that he will remain associated with us. The efforts of Mr. Lei will be critical to us as we continue to develop our technology and as we attempt to transition from a development state company to a company with commercialized products and services. If we were to lose Mr. Lei, or any other key employees, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.


Two senior members of our management team are under indictment which may lead to their departure and damage to our reputation

In February 2006, Jonathan Lei, our Chairman and Chief Executive Officer, along with Bryan Crane, our Vice President of Corporate Development, were indicted by a federal grand jury in Florida, alleging that they conspired to commit securities, mail and wire fraud in connection with an offer for private funding made to us in February 2005 by a surreptitious investment fund formed by the Government. The Company was not named in the indictment. This indictment may have a material adverse impact on our business as result of the possible departure of these two senior members of our management team and as a result of damage to our reputation because of the allegations.


If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage.

We have not yet been granted patents for our technology and we cannot assure you that any of our currently pending or future patent applications will result in issued patents, or that any patents issued to us will not be challenged, invalidated or held unenforceable. We cannot guarantee you that we will be successful in defending challenges made in connection with our patent applications. We rely on trade secret protection, and other contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, we will be unable to prevent third parties from using our technologies and they will be able to compete more effectively against us.

We cannot guarantee you that any patents issued to us will be broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.

If we are not able to protect our proprietary technology, trade secrets and know-how, our competitors may use our inventions to develop competing products. We have applied for certain patents relating to our technology. However, these patents may not be issued, or if issued, may not protect us against our competitors, and patent litigation is very expensive. We may not have sufficient cash available to pursue any patent litigation to its conclusion because currently we do not generate revenues.

We cannot rely solely on our current patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the U.S. may differ substantially from that obtained in various foreign countries. In some instances, patents have issued in the U.S. while substantially less or no protection has been obtained in Europe or other countries.

We cannot be certain of the level of protection, if any, that will be provided by our patents, if issued. If we attempt to enforce them and they are challenged in court where our competitors may raise defenses such as invalidity, unenforceability or possession of a valid license. In addition, the type and extent of any patent claims that may be issued to us in the future are uncertain. Any patents which are issued may not contain claims that will permit us to stop competitors from using similar technology.

We are subject to competition from other companies, some of which have greater financial resources, brand recognition, management experience than we do.

The mobile data technology industry is characterized by intense competition. We will be subject to competition from other companies, many of which have greater financial resources, greater name recognition, more management experience, and longer operating histories than we have. There is no assurance that we will be able to compete successfully or profitably in the mobile data technology business.

We may not be able to respond to the rapid technological change of the mobile data industry.

Mobile data is a rapidly evolving technology. Our future success is dependent upon our ability to adapt rapidly to changes in mobile data technology. To do so, we must continually improve the performance, features and reliability of our technology and products. If we fail to maintain a competitive level of technological expertise, it would have a material adverse effect on our business, results of operations, and financial condition. In addition, the widespread adoption of new mobile data technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure, which could have a material adverse effect on our business, results of operations, and financial condition.

We may be subject to Internet regulation.

Currently there are few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet, or to mobile data technology, could materially adversely affect our business and results of operations.

We are reliant upon third parties to assist in the operation and maintenance of our network infrastructure.

We rely on third parties to assist in operating and maintaining our network infrastructure. If these systems fail, user traffic could be disrupted or delayed, which could impair our business and damage our reputation. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and cause interruptions in our services. Computer viruses, electronic break-ins or other similar disruptive problems could result in reductions or termination of our services by our customers or otherwise adversely affect our business. We do not have any backup systems or a formal disaster recovery plan. Our Web site must be able to accommodate a high volume of traffic and deliver frequently updated information.

We are dependent upon the operations of the Internet and our Web site for our business.

Since ours is a web based service, our customers depend on Internet service providers, online service providers and other Web site operators for access to our Web site. If our Web site experiences slower response times or decreased traffic for a variety of reasons, it could have an adverse affect on our business and results of operations especially as compared to other services that rely on other communication media as well. Any outages, delays or other Internet difficulties due to system failures unrelated to our systems could have an adverse affect on our business and reputation. The Internet network infrastructure may not be able to support continued growth, which could adversely affect our business.

Unknown software defects could disrupt our services and harm our business and reputation.

Our software products are inherently complex. Additionally, our product and service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects or errors in translation, particularly when first introduced or when new versions are released or localized for international markets. We may not discover software defects in our products or that affect new or current services or enhancements until after they are deployed. Despite testing, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase service costs, cause us to lose revenue, delay market acceptance or divert development resources.

If our system security is breached, our reputation could suffer and our revenues could decline.

A fundamental requirement for online communications is the secure transmission of confidential information over public networks. As a young company, we have limited experience protecting ourselves against security breaches and may be more vulnerable in that respect than other more mature entities. Therefore, third parties may attempt to breach our security or that of our customers. If these attempts are successful, customers' confidential information, including customers' profiles, passwords, financial account information, credit card numbers or other personal information could be breached. We may be liable to our customers for any breach in security and a breach could harm our ability to market and sell our services. We rely on encryption technology licensed from third parties. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Failure to prevent security breaches may make it difficult to retain and attract customers and cause us to spend additional resources that could cause our operating results to decline.

Risks relating to our Convertible Debentures:

There are a large number of shares underlying our convertible notes and warrants that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock.

As of March 5, , 2006, we had 186,831,266 shares of common stock issued and outstanding. In connection with the financing arrangements that we entered into in December 2005, we also have outstanding secured convertible debentures or an obligation to issue callable secured convertible notes that may be converted into an estimated 22,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 9,500,000 shares of common stock.

On March 29, 2006, the closing bid price of our common stock was $.07. The debentures issued in December are convertible at the lower of $0.15 or 80% of the lowest volume weighted average price of our common stock during the five trading days immediately preceding the conversion. Therefore, the number of shares of common stock issuable upon conversion of the secured convertible debentures may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.


The variable price feature of our convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the debentures will increase if the market price of our stock decreases. This will cause dilution to our existing stockholders.


The following is an example of the amount of shares of our common stock issuable upon conversion of the entire $1,200,000 in convertible debentures, based on market prices assumed to be 25%, 50% and 75% below the closing price on March 29, 2006 of $0.07:


------------------------------------------------------------------------------------------
% BELOW MARKET      PRICE PER SHARE   WITH 20% DISCOUNT    NUMBER OF SHARES     PERCENTAGE
------------------------------------------------------------------------------------------
25%                 $0.0525           $0.042               28,571,428           13.3%
------------------------------------------------------------------------------------------
50%                 $0.035            $0.028               42,857,142           18.7%
------------------------------------------------------------------------------------------
75%                 $0.0175           $0.014               85,714,285           31.5%
------------------------------------------------------------------------------------------


------------------
* Based upon 186,831,266 shares of common stock outstanding as of March 29, 2006.


The lower the stock price, the greater the number of shares issuable under the convertible debentures

The number of shares issuable upon conversion of the debentures is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the debentures. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the debentures. This may lead to an escalation of lower market prices and an increasing number of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

A lower stock price will provide an incentive to Cornell to sell additional shares into the market

The number of shares that Cornell will receive under the convertible debentures is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the debentures. As a result, Cornell will have an incentive to sell as large a number of shares as possible to obtain a lower conversion price. This will lead to greater dilution of exiting shareholders and a reduction of the value of their investment

The issuance of our stock upon conversion of the debentures could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The debentures have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock, which presents an opportunity to short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the debentures will increase, which will materially dilute existing stockholders' equity and voting rights.

If we are required for any reason to repay our outstanding secured convertible debentures, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the secured convertible debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

In December 2005, we entered into a Securities Purchase Agreements for the sale of an aggregate of $1,200,000 principal amount of secured convertible debentures of which to date $400,000 has been funded. Pursuant to a securities purchase agreement, the investor has committed to advance an additional $350,000 at the time of filing of the registration statement of which this prospectus forms a part and $450,000 at the time of effectiveness of the registration statement. These debentures are due and payable, with interest, three years from their respective dates of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the convertible debentures. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of these debentures. If we were required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

The large number of shares issuable upon conversion of the secured convertible debentures may result in a change of control

As there is no limit on the number of shares that may be issued upon conversion of the convertible debentures, these issuances may result in Cornell controlling us. It may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

The lower the stock price, the greater the number of shares issuable upon conversion of the convertible debentures

The number of shares that Cornell will receive upon conversion of the convertible debentures is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable upon conversion. Upon issuance of the shares, to the extent that Cornell will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable upon subsequent conversions. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock

Our common stock is quoted on the OTC Bulletin Board under the symbol "RMSG.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

o technological innovations or new products and services by us or our competitors;

o     additions or departures of key personnel;

o     sales of our common stock

o     our ability to integrate operations, technology, products and services;

o     our ability to execute our business plan;

o     operating results below expectations;

o     loss of any strategic relationship;

o     industry developments;

o     economic and other external factors; and

o     period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

                           FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a)   volatility or decline of our stock price;

(b)   potential fluctuation in quarterly results;

(c)   our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e)   inadequate capital to continue business;

(f)   changes in demand for our products and services;

(g)   rapid and significant changes in markets;

(h)   litigation with or legal claims and allegations by outside parties;

(i)   insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS


This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the warrants owned by the selling stockholder. Assuming cash exercise of the warrants, we may receive up to approximately $1,000,000. We expect to use these funds for working capital purposes.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Overview

We are a software company and have developed a proprietary system that enables software programs and other business applications to connect to wired and wireless devices, such as cellular phones, computers and personal digital assistants. This system, known as the Roaming Messenger Platform, serves as a gateway to the mobile world for a variety of software programs and other business applications such as those used in emergency response, homeland security, logistics, healthcare and financial services.

The Roaming Messenger Platform allows applications to send out smart messages, or "messengers," to mobile devices. Unlike regular e-mail messages, these software messengers are encrypted, and have the ability to roam automatically among mobile devices, trying to get the attention of the user, confirm receipt, deliver interactive content, and transmit real-time responses back to the sending application. They also have the ability to move independently to alternative recipients in an organization's chain of command if the originally intended recipient does not respond in a timely fashion.

For example, a messenger may try to locate a person on his or her computer, and if there is no response, move to that person's cellular phone, and subsequently move to that person's personal digital assistants. If still unanswered, the messenger will travel automatically to the next person with authority to act on the message, such as a superior of the originally intended recipient.

We have rolled out an improved version of the Roaming Messenger Platform which is being offered as a standalone server product within an organization or a hosted service on the Internet. It can be integrated into existing or new business systems and is distributed primarily via a value-added-reseller ("VAR") or private labeled model where it is an add-on to existing solutions.


We have forged a number of relationships with small to medium sized companies in the Homeland Security and Public Safety sector. While we have validated the need for the unique capabilities of Roaming Messenger in these markets, revenue has yet to be derived due to the lengthy sales cycles associated with channel sales. Also, it took much longer than anticipated for federal funds to flow into the information technology procurement departments of government and public safety agencies to which most of our channel partners sell.


We have generated only minimal revenues from the Roaming Messenger Platform. To date, almost all of our revenues have been generated by Warp 9, Inc., our wholly-owned subsidiary, that offers web-based e-commerce software products and services to the catalog and direct marketing industry.

As of the date of this report we are actively work with channel partners in the homeland security and public safety sector. We have also begun preliminary business development with partners in the healthcare and enterprise mobility markets. While Roaming Messenger is a horizontal platform with application in many markets, our primary sales and marketing strategy continues to be vertically focused.

Our growth strategy consists of three phases:

o During Phase I we will focus our marketing efforts on the Homeland Security and Public Safety markets o During Phase II we will focus on the enterprise markets for business process management and communication applications. o During Phase III we will focus on the consumer markets for application such as mobile commerce and mobile gaming.


In executing our growth strategy, strategic acquisition of synergistic companies may be explored. When deciding on potential acquisition candidates, we will consider whether the candidate offers (i) access to customers and (ii) complementary products or services.


Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments, particularly those related to the determination of the estimated recoverable amounts of trade accounts receivable, impairment of long-lived assets, revenue recognition and deferred tax assets. We believe the following critical accounting policies require more significant judgment and estimates used in the preparation of the financial statements.

We maintain an allowance for doubtful accounts for estimated losses that may arise if any of our customers are unable to make required payments. Management specifically analyzes the age of customer balances, historical bad debt experience, customer credit-worthiness, and changes in customer payment terms when making estimates of the uncollectability of our trade accounts receivable balances. If we determine that the financial conditions of any of our customers deteriorated, whether due to customer specific or general economic issues, increases in the allowance may be made. Accounts receivable are written off when all collection attempts have failed.

We follow the provisions of Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements" for revenue recognition and SAB 104. Under Staff Accounting Bulletin 101, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable and (iv) collection is reasonably assured.

Income taxes are accounted for under the asset and liability method. Under this method, to the extent that we believe that the deferred tax asset is not likely to be recovered, a valuation allowance is provided. In making this determination, we consider estimated future taxable income and taxable timing differences expected in the future. Actual results may differ from those estimates.

Results Of Operations

Years Ended June 30, 2005 And 2004

Total revenue for the twelve month period ended June 30, 2005 increased by $230,440 to $1,184,212 from $953,772 in the prior year. Revenue was derived principally from our Warp 9 Inc. subsidiary. The increase in revenue was the result of an increase in Warp 9 Inc.'s client base and reselling of third party online marketing service.

The cost of revenue, in terms of percentage of revenue, for the twelve month period ending June 30, 2005 was 34% as compared to 14% for the twelve-month period ending June 30, 2004. This increase in cost of revenue was primarily due to the reselling of third party online marketing services.

Total costs and expenses for the twelve month period ended June 30, 2005 increased by $1,397,472 from $1,849,398 in 2004 to $3,246,870 in 2005. They consisted primarily of selling, general and administrative expenses.

Selling, general and administrative expenses increased by $1,261,784 during the twelve months ended June 30, 2005 to $2,735,890 from $1,474,106 in the prior year. The increase in selling, general and administrative expenses were the primarily caused by the increased of (i) $454,688 sales and marketing salaries and expenses, (ii) $84,567 in legal expenses, (ii) $90,868 in rent, (iii) $30,398 in corporate and health insurance premiums (iv) $59,850 in office and travel expenses, and (v) $459,482 in non-cash expenses. As a result of vacating its previous office space in October 2004, we recognized a one-time charge of $122,852 for leasehold improvements and remaining rent expenses under the lease agreement.

Non-cash expenses for the year ended June 30, 2005 totaled $459,482 in warrant and stock compensation in lieu of payment to our consultants and independent contractors for business development and financial advisory services. The value of the warrants was determined using the Black Scholes model.

Expense related to depreciation were $113,775 for the twelve months ended June 30, 2005 as compared to $60,231 for the prior year, and interest expense was $26,435 for the twelve months ended June 30, 2005 as compared to $15,031 in the prior year.

Research and development expenses increased by $82,144 during the twelve months ended June 30, 2005 to $397,205 from 315,061 in the prior year due to additional staff.

For the twelve months ended June 30, 2005, our consolidated net loss was $2,479,100 as compared to a consolidated net loss of $1,035,945 for the twelve months ended June 30, 2004.


Six-Month Period Ended December 31, 2005 Compared To The Same Period In 2004

Total revenue for the three-month period ending December 31, 2005 was $518,146, representing an increased of 69% from the three-month period ending December 31, 2004 of $307,228. Almost all the increase is attributed to the revenue growth from the Warp 9 Inc. operation.

The cost of revenue for the three-month period ending December 31, 2005 was 31% as compared to 46% for the three-month period ending December 31, 2004. The decrease in the cost of revenue is a result of the increased sales of higher margin Warp 9 e-commerce software products and services.

Total operating expenses was $652,964 for the three months ended December 31, 2005 as compared to $725,727 for the three months ended December 31, 2004.

The $652,964 operating expenses includes total non-cash charges of $50,995 which includes (i) $50,000 expense for the issuance of unregistered common stock for business development and advisory services, (ii) $995 expense for the issuance of warrants to business development contractors in lieu of cash payment for their services. The value of the warrants was determined using the Black Scholes model. The value of unregistered common stock was the same as closing price of the Company's public stock at the time of issuance.

Operating costs are expected to exceed revenue in the foreseeable future as the Company continues to increase sales and marketing efforts as well as increasing staff.


Total other income and expenses was ($101,017) for the three months ended December 31, 2005, as compared to ($2,657) for the three months ended December 31, 2004. The increase is the result a $100,000 charge for the conversion feature of the convertible debenture with Cornell Capital on December 28, 2005, in accordance with EITF 98-5.

For the three months ended December 31, 2005, the Company's consolidated net loss was ($395,167) as compared to a consolidated net loss of ($562,186) for the three months ended December 31, 2004.


Liquidity and Capital Resources


The Company had cash at December 31, 2005 of $268,932 as compared to cash of $237,529 as of June 30, 2005. The Company had net working capital deficit (i.e. the difference between current assets and current liabilities) of ($408,430) at December 31, 2005 as compared to a net working capital deficit of ($308,364) at June 30, 2005. Cash flow utilized by operating activities was ($583,124) for the six months ended December 31, 2005 as compared to cash utilized for operating activities of ($846,324) during the six months ended December 31, 2004. Cash flow used in investing activities was ($26,462) for the six months ended December 31, 2005 as compared to cash used in investing activities of ($49,065) during the six months ended December 31, 2004. Cash flow provided by financing activities was $640,988 for the six months ended December 31, 2005 as compared to cash used by financing activities of ($4,453) for the six months ended December 31, 2004.

On August 11, 2005, the Company was approved for a $100,000 revolving line of credit from Bank of America at an interest of prime plus 4 percentage points. This line of credit is not secured by assets of the Company. The effective interest rate of the line of credit at December 31, 2005 was 11%. As of December 31, 2005, $99,658 was borrowed under this line of credit


On December 28, 2005, we consummated a securities purchase agreement with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $1,200,000 of which $400,000 was advanced immediately. The second installment of $350,000 will be advanced upon filing of the registration statement of which this prospectus forms a part. The last installment of $450,000 will be advanced two business days prior to the date the registration statement is declared effective.

The debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date.

Holders of the debentures may convert at any time amounts outstanding under the debentures into shares of our common stock at a conversion price per share equal to the lesser of (i) $0.15 or (ii) 80% of the lowest volume weighted average price of our common stock during the five trading days immediately preceding the conversion date as quoted by Bloomberg, LP. Cornell has agreed not to short any of the shares of Common Stock.


We have the right to redeem, upon three-business day notice, a portion or all amounts outstanding under the debenture prior to the maturity date at a 20% redemption premium provided that the closing bid price of our common stock is less than $0.15. In addition, in the event of a redemption, we are required to issue to Cornell 50,000 shares of common stock for each $100,000 redeemed, which shares are not being registered herewith. Under the terms of the debenture, the holder has the right to convert all or part of the debenture within the three-day period following a redemption notice.


We also issued to Cornell five-year warrants to purchase 1,500,000, 4,000,000 and 4,000,000 shares of Common Stock at $0.08, $0.10 and $0.12, respectively.

In connection with the purchase agreement, we also entered into a registration rights agreement with Cornell providing for the registration of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than April 27, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants have been sold. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the registration statement no later than January 27, 2006, or if the registration statement is not declared effective by April 27, 2006, we are required to pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the Debentures.

Our obligations under the purchase agreement are secured by substantially all of our assets. As further security for our obligations thereunder, Jon Lei, our Chief Executive Officer, has granted a security interest in 2,000,000 shares of common stock that he owns.

Also on December 28, 2005, we terminated the Periodic Equity Investment Agreement dated March 28, 2005 with Wings Fund, Inc. That agreement provided for the sale to Wings of up to $3,000,000 worth of our common stock at our discretion in twelve monthly increments of up to $250,000 commencing in September 2005. On the date of termination of that agreement, we had sold approximately 4,279,174 shares of common stock for total proceeds of $272,147.

We believe that the funds received and to be received from Cornell will be sufficient to fund and expand our business over a 12 months period. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of these debentures. If we were required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. We anticipate that we will obtain any additional required working capital through the private placement of Common Stock to domestic accredited investors pursuant to Regulation D of the Securities Act of 1933, as amended (the "Act"), or to offshore investors pursuant to Regulation S of the Act. There is no assurance that we will obtain the additional working capital that we need through the private placement of Common Stock. In addition, such financing may not be available in sufficient amounts or on terms acceptable to us.

                                    BUSINESS

Company History

We are a Nevada corporation formerly known as Latinocare Management Corporation. We were originally incorporated in Colorado in July 1983. Effective April 1, 2003, we completed a Plan and Agreement of Reorganization with Warp 9, Inc., a Delaware corporation and effective June 30, 2003, we completed a second Plan and Agreement of Reorganization with Warp 9. Pursuant to the such reorganization, Latinocare acquired all of the issued and outstanding common stock of Warp 9 in exchange for approximately 131,026,173 newly issued shares of Latinocare common stock, Warp 9 became a wholly owned subsidiary of Latinocare, and the shareholders of Warp 9 became the controlling shareholders of Latinocare. Prior to its business combination with Warp 9, Latinocare had no tangible assets and insignificant liabilities. Subsequent to the reorganization we changed our name to Roaming Messenger, Inc.

General

We are a software company and have developed a proprietary system that enables software programs and other business applications to connect to wired and wireless devices, such as cellular phones, computers and personal digital assistants. This system, known as the Roaming Messenger Platform, serves as a gateway to the mobile world for a variety of software programs and other business applications such as those used in emergency response, homeland security, logistics, healthcare and financial services.

The Roaming Messenger Platform allows applications to send out smart messages, or "messengers," to mobile devices. Unlike regular e-mail messages, these software messengers are encrypted, and have the ability to roam automatically among mobile devices, trying to get the attention of the user, confirm receipt, deliver interactive content, and transmit real-time responses back to the sending application. They also have the ability to move independently to alternative recipients in an organization's chain of command if the originally intended recipient does not respond in a timely fashion.

For example, a software messenger may try to locate a person on his or her computer, and, if there is no response, move to that person's cellular phone, and subsequently move to that person's personal digital assistants. If still unanswered, the messenger will travel automatically to the next person with authority to act on the message, such as the superior of the originally intended recipient.

We have generated only minimal revenues from the Roaming Messenger Platform. To date, almost all of our revenues have been generated by Warp 9, Inc., our wholly-owned subsidiary, that offers web-based e-commerce software products and services to the catalog and direct marketing industry. However, in the future, we believe that a large majority of our revenues will come from the sale of our Roaming Messenger technology.

Roaming Messenger Product Line

The Roaming Messenger Platform is available in two deployment options:

o Hosted Service - A carrier-grade system, managed and hosted by the Company, is available to customers over the Internet. Customers do not need to install any additional hardware or software internally to access Roaming Messenger technology. Customers pay a monthly or annual subscription fee to access this service.

o Self-Hosted Gateway - For customers that want total control over their communications infrastructure, they can license the RM Platform software and install it on their own hardware and network. Customers pay a one-time license fee based on the number of users for the Self-Hosted Gateway.

Applications For Roaming Messenger

Emergency Response

We believe that Roaming Messenger can be the mobile messaging extension for any Emergency Response Management system in automating the notification, authorization, and deployment of an Emergency Response Team. For example, a response team can be dynamically assembled by sending off a Roaming Messenger to the mobile devices of Emergency Managers, informing them of the situation and requesting authorization to deploy a Response Team. After receiving authorization, Roaming Messenger could then proceed to all selected Tier 1 First Responders, get their acknowledgment and also deliver the emergency incident report.

Security

Roaming Messenger can be integrated with any security monitoring system to deliver real-time notification with actionable responses. Notifications regarding security breaches such as fire alarms, HVAC failures, motion sensors and restricted access can be enhanced by Roaming Messenger. Responsible personnel are presented with information regarding the breach, as well as actions such as informing law enforcement, turning on or off mechanisms to resolve the breach - all from mobile or desktop devices.

Military and Defense

The battlefield is going hi-tech with the goal of enabling real-time command and control capabilities from the highest to the lowest tactical echelons. Roaming Messenger can be used for delivering situational awareness and command and control information to tactical personnel with wireless mobile devices. Roaming Messenger can facilitate a seamless flow of battle command information across the battle space by roaming from person to person.

Healthcare

Roaming Messenger can be deployed along side existing healthcare management systems to improve response time and patient satisfaction within a hospital.

Patient requests or patient monitoring systems can alert appropriate nurses of problems or escalate accordingly to ensure timely response. When Roaming Messenger finds the nurse, the nurse accepts that task or delegates it to an appropriate aide. After the nurse's aide has resolved the patient request, Roaming Messenger can go back to the nurse, inform the nurse of the resolution and, if appropriate, log the incident into the hospital's central patient monitoring system. Communication processes at the doctor's level can also be automated in the same way.

Real-time Enterprise

The essence of a Real-time Enterprise is event-driven. When something happens, the people who care about it need to respond. As the workforce becomes increasingly mobile, Enterprise information systems need to be able to securely and efficiently contact them. Roaming Messenger is an ideal mobile extension to any Enterprise system by providing an intelligent message that can track down appropriate people and obtain approvals to push along the business process. Whether it is getting an invoice paid, ordering more parts for the production line or updating a customer management system, Roaming Messenger can be used as the mobile messaging component.

Manufacturing

For manufacturing businesses, reaching the right people at the right time and monitoring and assessing critical information from production lines and security systems can significantly reduce costs and improve employee safety. Roaming Messenger can be integrated to any manufacturing monitoring system to deliver actionable notifications regarding equipment failures, security breaches, chemical spills, and other critical events to responsible technicians, as well as keep plant managers informed of situation progress and resolution.

Mobile Commerce

Roaming Messenger can also facilitate mobile commerce transactions. For example, wireless mobile vending solutions today require the physical machine to have a dedicated Internet connection, which makes mass deployment very difficult and costly. Using Roaming Messenger, a purchase transaction can be completed with end-to-end security by allowing the vending machine to piggy-back on the Internet connection of the user's smart phone or PDA via a local Infrared or Bluetooth connection. Roaming Messenger can be initiated by the vending machine to the user's handheld device, request item and payment selections, interact with an Internet payment server, report inventory and status to a different server and return back to the vending machine to complete the transaction in real-time.

Marketing Strategy

We intend to enhance, promote and support the idea that Roaming Messenger is the most compelling and efficient solution available in the marketplace for mobile messaging. In order to create a favorable environment for sales, we plan to undertake advertising and promotion efforts. These efforts will be outsourced and will require the services of an advertising firm and public relations firm. We plan to interview various firms and select those most capable of assisting us with comprehensive advertising and promotion plans. We have recently commenced building out our marketing department staff to accelerate these efforts. We have not yet determined the potential costs of our marketing strategy.

We will continue to invest in small test campaigns before committing to large promotions or marketing campaigns. Our overall marketing strategy is a three-pronged approach.

o First, we will market to channel sales partners in our target markets. Channel partners are application developers and system integrators who we believe can benefit from integrating Roaming Messenger into their products or solutions to fulfill their mobile messaging requirements.

o Second, we will execute direct marketing campaigns to potential end users of our technology and make them aware of the capabilities of our technology. o Third, we will execute direct marketing campaigns to multiple market segments to see what other markets have an immediate interest for Roaming Messenger technology. Once a new market is determined to be a hot market, then we shall execute the First and Second prong of our three-pronged strategy on that new market.

Sales Strategy

We currently have limited number of customers, which generate nominal revenue.We intend to aggressively promote the Roaming Messenger product in the United States. We intend to pursue international sales after establishing sales in the domestic marketplace. Our management has identified the following primary target market segments for the Roaming Messenger solution:

o     Homeland Security

o     Emergency Response, Public Health and Safety

o     Military and Defense

o     Enterprises

o     Wireless Carriers

Distribution Channels

Roaming Messenger is a mobile messaging component with applications in many markets. We intend to sell and license the Roaming Messenger products to system integrators and application developers in markets such as Homeland Security, Emergency Response, Military and Enterprise Automation. We intend to sell Roaming Messenger through channel partners and value-added resellers (VARs) who are established in their respective vertical markets.

Revenue Model

Our management believes that most of our revenues will come from the licensing of our Roaming Messenger product, customer training and support, and software upgrades to application developers and system integrators.

We have decided to use a user-license pricing model for the gateway server version of Roaming Messenger based on the number of users enabled to send and receive Roaming Messengers. Customers will be asked to pay a one-time license fee for each user that is enabled for Roaming Messenger communication. Customers will then be invited to subscribe to an ongoing service plan (optional) that would provide training, support, maintenance and software upgrades.

On the hosted, or subscription model, customers pay a monthly fee to us for access to a Roaming Messenger system hosted and managed by us. The monthly fee is assessed based on the number of users in the customer's Roaming Messenger deployment, and on monthly message volume. The hosted version of Roaming Messenger is in essence a messaging service infrastructure for applications that are integrated into it.

Proprietary Technology

Our intellectual property portfolio consists of the following patent applications, which are pending:

Self Contained Business Transaction Capsules

A self-contained business transaction capsule, or eCapsule, is a small electronic capsule that contains all the necessary data and logic to complete a business transaction. The eCapsule is a "thin" and "lightweight" small computer-readable file that is device independent. The eCapsule allows a business, for example, to encapsulate an individual product or offer into an intelligent object that is capable of completing entire transactions. The eCapsule includes data about the product or service being provided, such as the product price, a textual description, or options of the product or service (a transaction description). The eCapsule also includes transaction logic or business logic capable of completing the transaction, such as billing and shipping information, order routing information, order status information, shipping status information, and any other transaction rules necessary to process the transaction. Moreover, the eCapsule is adapted to be broadcasted to, and stored on, a portable electronic device, such as a mobile wireless-enabled device, like a cellular telephone, a personal digital assistant (PDA) or a laptop computer. The application for this patent was filed on January 2, 2001.

Utilizing Mobile Devices as a Communication Proxy for Non-Connected Terminals

This invention is a method and system in which terminals, appliances and machines without dedicated Internet connections can complete Internet based transactions by piggy-backing on the connection of the user's handheld device. An example of an application of this invention is a vending machine that can conduct electronic wireless payments without having an internal wireless device that communicates with a server on the Internet. Existing solutions require the vending machine to be equipped with an internal cell phone. Using this invention, the vending machine can communicate with the consumer's handheld device via Infrared or Bluetooth and simply uses the handheld device as the conduit to the Internet for remote payment processing. This invention also covers many other applications including secured doorways, factory floors and smart data acquisition sensors. The application for this patent was filed on February 21, 2002.

A Method of and System for Transmitting a Mobile Agent for Instruction Execution

This invention relates to transmitting a mobile agent for executing programmable instructions and, more particularly, to transmitting a virtual machine in a mobile agent to assist instruction execution. This patent application discloses the actual system implementation of the Roaming Messenger platform using a mobile agent approach. The application for this patent was filed on December 7, 2004.

A Method of and Instruction Set for Executing Operations on a Device

This invention relates to executable instructions and, more particularly, to instructions that are executable on a device that receives a mobile agent. This patent application discloses the actual implementation of the Roaming Messenger device engine and messenger instruction sets and modes of execution. The application for this patent was filed on December 7, 2004.

Competition

The market for our products and services is becoming increasingly competitive. The widespread adoption of open standards may make it easier for new market entrants and existing competitors to introduce products that compete against ours. We believe that we will compete primarily on the basis of our unique ability to encapsulate data and logic into smart software messengers that can travel automatically among user devices, track down users, deliver interactive content, and bring decisions and data back to business applications in real-time. Because we are smaller than most of our competitors, we believe that we can be more attentive to the needs of our customers than some of our competitors. As a provider of next-generation mobile data technology, we assess potential competitors based primarily on the functionality of their products and the range of services offered by them, the security and scalability of their product architecture, their customer base and geographic focus and their capitalization and other resources.

Our potential competitors may be found among various industries, including:

Mobile Access Gateway Vendors And Messaging Solution Providers: companies in this category include Openwave Systems, 724 Solutions, LogicaCMG, Comverse, Materna, Nokia and Ericsson.

Alerts Focused Businesses: companies in this area include Xiam, First Hop, Materna, and Infospace. These companies are competitive in the time-critical communication application of our technology.

Our competitors have established, and may establish in the future, strategic relationships among themselves or with third parties to increase their ability to address the needs of our current and prospective customers. Through these relationships or independently, current and potential competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products to both our existing customers and our potential customers. There can be no assurance that we will be able to compete successfully with existing or new competitors, many of which have greater financial resources, greater name recognition, more management experience, and longer operating histories than we have.

Other Products and Services

Our wholly owned subsidiary, Warp 9 Inc., offers two primary web-based e-commerce software products to the catalog and direct marketing industry.

Warp 9 ICS

The Warp 9 ICS is a proprietary and extensible software system that enables catalogers and retailers to expand their operation to the Internet with minimal investment, overhead and risk. A business does not need to invest in new hardware or software in order to utilize the Warp 9 ICS, because the products are offered as a fully managed online catalog solution that includes hosting at our datacenter. As a total solution, Warp 9 offers project management, development and integration into a customer's existing business processes. We charge our customers a monthly subscription fee to the Warp 9 ICS product using an application service provider ("ASP") model. There are various package levels for the Warp 9 ICS product.

Warp 9 EMS

Warp 9 EMS is a web-based e-mail campaign and list management system designed for high performance and reliability. EMS's sophisticated technology will allow markets to send targeted e-mail campaigns that help grow, retain and maximize the lifetime value of their customers. Through content personalization and list segmentation, campaign efforts will result in higher response rates, higher conversion rates and improved customer loyalty. Warp 9 EMS enables unprecedented response rates that are not achievable through traditional forms of direct marketing. Most ICS customers also purchase EMS to complement their online commerce strategy.

Professional Services

Most customers of Warp 9 ICS and Warp 9 EMS are not technology companies and have very little internal expertise in the areas of e-commerce, online marketing and web technologies. To provide a complete solution to our customers, we also offering professional services to help our customers maximize the use of our technology or other online e-commerce technologies and services in general. Professional services include but not limited to e-commerce web page template development, custom system configuration, graphics design, integration to backend business systems and management of 3rd party online service.

Revenue Model

We charge our customers a monthly subscription fee to the Warp 9 ICS and Warp 9 EMS products using an ASP model. Over half of Warp 9's revenues are from the ICS product which continues to be a growing product for Warp 9. EMS is a smaller revenue-generating product and usually sold to customers already on the ICS product.

Government Regulation

We are subject to various federal, state, and local laws affecting medical e-commerce and communication businesses. The Federal Trade Commission and equivalent state agencies regulate advertising and representations made by businesses in the sale of their products, which apply to us. We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general.

Employees


As of February 28, 2006 , we had 16 full time equivalent employees, five of whom are employed in administrative, marketing, and sales positions, and eleven technical employees employed in research, development, and technical product maintenance positions.


We use independent contractors, who are available to us on a half or near full time basis, counted as full time equivalents, for sales, marketing and business development efforts. It is our intention during the next 12 months to increase our workforce to 30 employees, with five of the new positions being in the administrative, marketing, and sales areas and the remaining seven of the new positions being in research, development, and production positions.

All of our employees have executed agreements that impose nondisclosure obligations on the employee and assign to us (to the extent permitted by California law) all copyrights and other inventions created by the employee during his employment with us. Additionally, we have a trade secret protection policy in place that management believes to be adequate to protect our intellectual property and trade secrets.

Seasonality

We do not anticipate that our business will be substantially affected by seasonality.

Trademarks

We have registered trademarks for Roaming Messenger(R), Warp 9(R), and eCapsule(R).

                             DESCRIPTION OF PROPERTY

We currently lease approximately 8,605 square feet of office space at 50 Castillian Dr., Suite A, Santa Barbara, California 93117 for approximately $7,750 per month, triple net, pursuant to a six-year lease agreement with rent commencing on October 1, 2004.

We have our old office space of approximately 3,650 square feet located at 6144 Calle Real, Suite 200 Santa Barbara, California 93117 which it has subleased for the remainder of the lease until March 2007.

                                LEGAL PROCEEDINGS


In February 2006, Jonathan Lei, our Chairman and Chief Executive Officer, and Bryan Crane, our Vice President of Corporate Development, were indicted by a federal grand jury in Florida, alleging that they conspired to commit securities, mail and wire fraud in connection with an offer for private funding made to Roaming Messenger Inc. over a year ago, in February 2005, by a surreptitious investment fund formed by the Government. Specifically, the indictment alleges that Messrs. Lei and Crane conspired with government agents posing as fund managers to arrange for an illegal payment to be made to the fund managers as an inducement to that fund making an investment in the Company. We did not obtain any funding from the entity or the management company that were posing as prospective investors. The Company was not named in the indictment.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table lists the executive officers and directors of the Company as of January 20, 2006:

Name                        Age        Position
--------------------        ---        ----------------------------------------
Jonathan Lei                 33        Chief Executive Officer, President,
                                       Chief Financial Officer, Secretary,
                                       and Chairman

Harinder Dhillon             32        Senior Vice President
                                       (President of Warp 9 Inc. Subsidiary)

Bryan Crane                  46        Vice President of Corporate Development

Michael Chuises              44        Vice President of Engineering

Louie Ucciferri              45        Director



----------



Jonathan Lei has been our Chairman of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, and Secretary since April 2003. Mr. Lei received a Bachelor Degree in Electrical and Computer Engineering from the University of California, Santa Barbara ("UCSB") in 1995 and a Master of Science Degree in Electrical and Computer Engineering from UCSB in 1996. While at UCSB, he studied and worked in the field of computer aided design and development of VLSI and ASIC silicon chips. Mr. Lei was employed by Lockheed Martin in 1993 where he built data acquisition systems for spacecraft testing. In 1995, he worked for Intel Corporation where he developed the Triton II Pentium PCI chipset. From 1995 to 1996, Mr. Lei worked for RC Electronics where he designed PCI based data acquisition systems. Mr. Lei founded Warp 9, Inc., our wholly owned subsidiary in 1996 and in 1998, he negotiated a transaction to sell Warp 9's consumer ISP division, Sbnet, to MindSpring Enterprises. Mr. Lei was an officer and is a lifetime member of Tau Beta Pi, a national engineering honor society. As described under "Legal Proceedings" on page 18, Mr. Lei was recently indicted.

Bryan Crane has been our Vice President of Corporate Development since October 2002. Prior to joining Roaming Messenger, from 1995 to 2002, he worked for Muir, Crane & Co., a partnership he co-founded and in which he still maintains an ownership interest. From 1994 to 1995, Mr. Crane was a Managing Director of Johnson & Co. For most of his career, Mr. Crane held positions in portfolio management from retail investments at Prudential-Bache Securities to Vice President of Investments at A.G. Edwards & Son, where, as a member of the Presidents Council, he managed debt and equity portfolios for institutional clients. Mr. Crane earned his dual degree in Political Science and International Economics from San Diego State University. He is a member of the San Diego Stock Bond Association and the Los Angeles Chapter of the National Investor Relations Institute (NIRI). As described under "Legal Proceedings" on page 18, Mr. Crane was recently indicted.


Harinder Dhillon has been our Vice President of Operations since October 2001 and has been the President of Warp 9 Inc. since July 1, 2005. Mr. Dhillon joined us in July 2000. Prior to joining us, from 1993 to1998, Mr. Dhillon served as the Chief Information Officer of Informax Data Systems, an enterprise systems integrator headquartered in Southern California. Thereafter, during 1999 until he joined us, he worked as an independent technology consultant. He has designed, managed, and led the development and deployment of multi-million dollar enterprise Internet, Intranet and integration projects for Fortune 500 companies and various government units. His client list included Department of Justice, Immigration and Naturalization Services, US Navy, US Air Force, and the City of Los Angeles. His projects included enterprise work flow automation, real-time field services, infrastructure build out, and network and systems integration. Mr. Dhillon received a Bachelor degree in Electrical and Computer Engineering from the University of California at Santa Barbara in 1996.

Mike Chuises has been our Vice President of Engineering since October 2004. Prior thereto, he was our Director of Engineering from December 2003 to October 2004. From 1994 to 2001, Mr. Chuises was the principal engineer for OutBack Resource Group Inc., a consulting firm located in San Luis Obispo, California, founded by Mr. Chuises, where he consulted on and implemented services and software for service providers and commercial software companies such as Wynd Communications, Inc. In 2001, OutBack was acquired by GoAmerica Communications, Inc., a wireless service provider, and from 2001 to 2003, Mr. Chuises served as a lead architect on the Go.Web enterprise wireless messaging platform. Prior to founding OutBack, Mr. Chuises worked for several commercial software publishers including Cheyenne Software, XTree Company and Arcada Software. Mr. Chuises brings many years of disciplined, process-oriented methodologies to full life-cycle software development.

Louie Ucciferri has been one of our directors since 2003 and is currently the CEO of Regent Capital Group, a NASD registered broker dealer dedicated to real estate investments. From 1995 to 2004, Mr. Ucciferri served as the President of Westlake Financial Architects, an investment-banking firm he founded in 1995 to provide financial and investment advisory services to early stage companies. He has raised investment capital for both private and public companies and has created liquidity for investors in the form of public offerings. Since November 1998, he has also served as President of Camden Financial Services, a NASD registered broker dealer that serves as the dealer manager for a real estate company that has raised in excess of $150 million in equity capital for the acquisition of commercial office properties in southern California and Arizona.



Under the Nevada General Corporation Law and the Company's Articles of Incorporation, as amended, the Company's directors will have no personal liability to the Company or its stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Board Committees


Although we do not currently have an audit committee, the Board of Directors has adopted a written charter of the audit committee. The Audit Committee is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company prior to publication, and to review the work of, and approve non-audit services preformed by, such independent accountants. It is the intention that the Audit Committee will make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee will also review the effectiveness of the financial and accounting functions and the organization, operations and management of the Company. The Audit Committee held four meetings during fiscal year ended June 30, 2005. As of September 30, 2005, the Company has not yet appointed a Compensation Committee.


Director Compensation

Directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors.


On June 30, 2005, the Company issued 350,000 shares of common stock to Mr. Tom Djokovich for serving on the Company's Board of Directors through June 30, 2005. An amount of $56,000 was recognized as an expense for the year ended June 30, 2005 for this issuance of shares. Mr. Djokovich has since resigned his position.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer and our most highly paid executive officers (the "Named Executive Officers") whose total annual salary and bonus for services rendered in all capacities for the year ended June 30, 2005 was $100,000 or more.

                                                                                      Long-Term
                                                                                     Compensation
                                                   Annual Compensation                  Awards
-------------------------------------------------------------------------------------------------------------------
                                                                                       Securities
                                Fiscal                                Other Annual     Underlying        All Other
Name and Principal Position      Year       Salary         Bonus      Compensation       Options       Compensation
---------------------------      ----       ------         -----      ------------     ----------      ------------
Jonathan Lei...............      2005      $138,000         - 0 -         - 0 -             -0-            - 0 -
President, Chief Financial       2004      $138,000         - 0 -         - 0 -             -0-            - 0 -
   Officer, and Secretary        2003      $138,000         - 0 -         - 0 -             -0-            - 0 -
-------------------------------------------------------------------------------------------------------------------
Harinder Dhillon...........      2005      $125,000       $ 2,894         - 0 -             -0-            - 0 -
Senior Vice President            2004      $125,000       $ 8,714         - 0 -             -0-            - 0 -
(President of Warp 9 Inc.)       2003      $105,000         - 0 -         - 0 -       1,875,000 (1)        - 0 -
-------------------------------------------------------------------------------------------------------------------
Bryan Crane................      2005      $ 84,000       $ 8,000 (2)     - 0 -             -0-            - 0 -
VP of Corporate Development      2004      $ 84,000       $29,000 (2)     - 0 -         878,494 (2)        - 0 -
                                 2003      $ 84,000         - 0 -         - 0 -         700,000 (2)        - 0 -
-------------------------------------------------------------------------------------------------------------------
Michael Chuises............      2005      $120,000 (3)     - 0 -         - 0 -       1,000,000 (1)        - 0 -
VP of Corporate Development      2004           -0-         - 0 -         - 0 -             -0-            - 0 -
                                 2003           -0-         - 0 -         - 0 -             -0-            - 0 -
-------------------------------------------------------------------------------------------------------------------

(1) Consists of options granted under the Company's 2003 Stock Option Plan on July 15, 2003. These stock options are fully vested at the time of grant. Options are to purchase unregistered common stock at an exercise price equal to the fair market value of unregistered common stock at the time of grant, which was $0.08 per share for these stock options.

(2) 878,494 options were granted under the Company's 2003 Stock Option Plan on July 15, 2003. These stock options were fully vested at time of grant. Options are to purchase unregistered common stock at an exercise price equal to the fair market value of unregistered common stock at the time grant, which was $0.08 per share for these stock options. On May 20, 2003, 700,000 shares of unregistered common stock were issued to Mr. Crane in lieu of cash payment for salaries accrued to that point. A total amount of $29,000 and $8,000 of cash bonus was given to Mr. Crane, during the fiscal year ending June 30, 2004 and June 30, 2005, respectively, for achieving certain milestones in managing the Company's investment capital efforts.

(3) Mr. Chuises was promoted to Vice President of Engineering on October 1, 2004, with a base salary of $120,000. On April 15, 2005, Mr. Chuises was granted 1,000,000 stock options to purchase unregistered common stock at an exercise price equal to the fair market value of unregistered common stock at the time grant, which was $0.10 per share. Prior to his promotion, Mr. Chuises had 450,000 options at and exercise price of $0.08 and 550,000 options at an exercise price of $0.17.

Options Granted in Last Fiscal Year

The following table sets forth information with respect to options to purchase common stock of the Company granted to the Company's officers during fiscal year 2005.

------------------------------------------------------------------------------------------------------------------------
                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                Annual Rates of Stock
                                                                                                Price Appreciation for
                                                                                                     Option Term
                                                                                                ------------------------
                                         Percent of Total
                                        Options Granted to    Exercise
                          Options          Employees in         Price         Expiration
Name                      Granted          Fiscal Year        per Share          Date               5%            10%
----                   -------------     ----------------     ---------       -----------       ---------     ----------
Michael Chuises          550,000 (1)            18%             $0.17    Four years from the       $20,150       $43,393
VP of Engineering                                                           date of grant

                       1,000,000 (2)            33%             $0.10    Four years from the      $143,101      $192,820
                                                                            date of grant

(1) These stock options vest 1/48 over a 48 month period

(2) 25% of these stock options will become fully vested after 12 months of consecutive employment. The balance will vest 1/36 for 36 months after 12 months of consecutive employment.

Fiscal Year-End Option Exercises and Option Values

The following table sets forth information with respect to options to purchase common stock of the Company held by the Company's executive officers at September 30, 2005.

------------------------------------------------------------------------------------------------------------------------------
                                                              Number of Unexercised               Value of Unexercised
                                                                 Options Held at                  In-the-Money Options
                                                                September 30, 2005              at September 30, 2005 (2)
                                                                ------------------              -------------------------
                          Shares
                         Acquired
                           Upon
Name                     Exercise   Value Realized(1)    Exercisable       Unexercisable       Exercisable     Unexercisable
----                     --------   -----------------    -----------       -------------       -----------     -------------
Michael Chuises             -0-            -0-             278,125           1,721,875           $4,219           $19,281
VP of Engineering

Bryan Crane                 -0-            -0-             253,494              -0-              $7,605             -0-
VP of Corporate
   Development

(1) The value realized is the difference between the market price of the common stock on the date of exercise and the exercise price of the stock option. The underlying securities held upon exercise are unregistered common stock.

(2) The value of unexercised "in-the-money" options is the difference between the market price of the common stock on September 30, 2005 ($0.11 per share) and the exercise price of the option, multiplied by the number of shares subject to the option. The underlying securities held upon exercise are unregistered common stock.

Employment Agreements

The Company has not entered into any employment agreements with its executive officers to date. The Company may enter into employment agreements with them in the future.

Stock Option Plan

On July 10, 2003, the Board of Directors of the Company adopted the 2003 Stock Option Plan for Directors, Executive Officers, Employees and Key Consultants of the Company (the "2003 Plan"). The 2003 Plan was ratified by the shareholders of the Company by written consent effective August 25, 2003. The 2003 Plan authorizes the issuance of up to 25,000,000 shares of the Company's common stock pursuant to the grant and exercise of up to 25,000,000 stock options. To date, 5,209,994 options to purchase 5,209,994 shares of common stock at volume weighted average price of $0.11 per share granted under the 2003 Plan are outstanding. To date, 2,775,000 options have been exercised.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol "RMSG.OB." The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

                Year Ended June 30, 2006       High                 Low
                                               ----                 ---


First Quarter ended September 30, 2005         $0.18                $0.10
Second Quarter ended December 31, 2005         $0.11                $0.07
Third Quarter ended March 31, 2006             $0.09                $0.06


                Year Ended June 30, 2005       High                 Low
                                               ----                 ---

First Quarter ended September 30, 2004         $0.68                $0.04
Second Quarter ended December 31, 2004         $0.75                $0.25
Third Quarter ended March 31, 2005             $0.31                $0.19
Fourth Quarter ended June 30, 2005             $0.23                $0.11

                Year Ended June 30, 2004       High                 Low
                                               ----                 ---

First Quarter ended September 30, 2003         $0.52                $0.27
Second Quarter ended December 31, 2003         $0.45                $0.25
Third Quarter ended March 31, 2004             $3.60                $0.27
Fourth Quarter ended June 30, 2004             $1.90                $0.45

Number of Stockholders


As of March 29, 2006, there were 497 holders of record of our common stock.


Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table indicates beneficial ownership of our common stock as of March 29, 2006 by:


o Each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;

o     Each of our executive officers and directors; and

o     All of our executive officers and directors as a group.

Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless other indicated, the address of each beneficial owner listed below is c/o Roaming Messenger, Inc. 50 Castilian Drive, Suite A, Santa Barbara, California 93117.

                                             Number of Shares
         Name, Title and Address           Beneficially Owned (1)       Percentage Ownership (1)
         -----------------------           ----------------------       ------------------------
Jonathan Lei
President, Chief Financial Officer,
Secretary, and Chairman                          95,639,025                       51.32%

Bryan Crane
VP of Corporate Development                       1,231,500 (2)                    0.66%

Harinder Dhillon
Senior Vice President
(President of Warp 9 Inc.)                        3,185,000 (3)                    1.71%

Michael Chuises
Vice President of Engineering                       453,994 (4)                    0.24%

Louie Ucciferri
Director                                          3,500,000                        1.88%



All current Executive Officers as a Group       100,509,519                       53.52%





(1) Applicable percentage ownership as of March 29, 2006 is based upon 186,831,266 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.


(2) Includes 235,494 shares of common stock issuable upon the exercise of vested options.

(3) Includes 250,000 shares of common stock issuable upon the exercise of vested options


(4) Includes 459,722 shares of common stock issuable upon the exercise of vested options

                               SELLING SHAREHOLDER

The following table presents information regarding the selling stockholder. A description of the selling stockholder's relationship to us and how the selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                     Shares Beneficially Owned    Shares Beneficially Owned After
                                        Prior to Offering               the Offering(2)
Selling Stockholder                    Number      Percent(1)        Number         Percent(1)
-------------------                    ------      ----------        ------         ----------
Cornell Capital Partners LP.        9,596,800 (2)     4.9%             -0-               --

Total                               9,596,800                          -0-              -0-

* less than 1%.


(1) Applicable percentage ownership is based on 186,831,266 shares of common stock outstanding as of March 29, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 19, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2) Consists of shares issuable upon conversion of convertible debentures. For purposes of calculating Cornell Capital Partners LP's percentage beneficial ownership, does not include 89,903,200 registered on behalf of this person, as follows: (i) 80,403,200 shares issuable upon conversion of convertible debentures and (ii) 9,500,000 shares issuable upon exercise of warrants. Pursuant to provisions in the convertible debentures and the warrants, Cornell's beneficial ownership of our common stock is limited to 4.9% of the total outstanding, which limitation may only be waived upon 61-day notice. Under the terms of a registration rights agreement between us and Cornell Capital, we are required to register 90,000,000 shares that may be issued upon conversion of the convertible debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

                            DESCRIPTION OF SECURITIES


The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB filed with the SEC on April 10, 2002. Our authorized capital stock consists of 495,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock $0.001 par value per share. As of March 29, 2006, there are 186,831,266 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.


Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Convertible Debentures

On December 28, 2005, we consummated a securities purchase agreement with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $1,200,000 of which $400,000 was advanced immediately. The second installment of $350,000 will be advanced upon filing of the registration statement of which this prospectus forms a part. The last installment of $450,000 will be advanced two business days prior to the date the registration statement is declared effective. The debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date. Holders of the debentures may convert at any time amounts outstanding under the debentures into shares of our common stock at a conversion price per share equal to the lesser of (i) $0.15 or (ii) 80% of the lowest volume weighted average price of our common stock during the five trading days immediately preceding the conversion date as quoted by Bloomberg, LP. Cornell has agreed not to short any of the shares of Common Stock.

We have the right to redeem a portion or all amounts outstanding under the debenture prior to the maturity date at a 20% redemption premium provided that the closing bid price of our common stock is less than $0.15. In addition, in the event of a redemption, we are required to issue to Cornell 50,000 shares of common stock for each $100,000 redeemed.

Warrants

During the fiscal year ended June 2005 we granted warrants to purchase 788,500 shares of our common stock, all of which remain outstanding as of the date hereof. 100,500 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on September 30, 2006, 271,000 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on December 31, 2006, 201,000 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on March 31, 2007. 15,000 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on April 30, 2010. 201,000 of these warrants are exercisable at $0.10 per share and expire on June 30, 2007.

For the quarter ended September 30, 2005 we granted warrants to purchase 213,500 shares of our common stock, all of which remain outstanding as of the date hereof. 50,000 of such warrants are exercisable at $0.20 per share and are immediately exercisable and expire on March 31, 2008. 163,500 of such warrants are exercisable at $0.10 per share and are immediately exercisable and expire on September 30, 2007.

In December 2005, granted warrants to purchase 321,000 shares of our common stock at exercisable at $0.10 per share and are immediately exercisable and expire on December 31, 2007. In addition, we granted five-year warrants to purchase 9,500,000 shares of our common stock. Of these warrants, 1,500,000 are exercisable at $0.08 per share, 4,000,000 are exercisable at $0.10 per share and 4,000,000 are exercisable at $0.12 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mountain Share Transfer, located at 1625 Abilene Drive, Broomfield, Colorado 80020.

                              PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the common stock by one or more of the following methods, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

o     Privately negotiated transactions;

o     In connection with short sales of company shares;

o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

o     By pledge to secure debts of other obligations;

o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

o     In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The common stock offered by this prospectus was originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The June 30, 2005 and 2004 financial statements included in the Prospectus have been audited by Rose, Snyder & Jacobs, a corporation of certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors'
(i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

             ANTI-TAKEOVER EFFECTS OF PROVISIONS OF NEVADA STATE LAW

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

                             ROAMING MESSENGER, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 2005 AND 2004
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    CONTENTS

                                      PAGE


Report of Independent Registered Public Accounting Firm ..............     F-2

Consolidated Balance Sheets............................................    F-3

Consolidated Statements of Operations.................................     F-4

Consolidated Statements of Changes in Shareholders Equity.............     F-5

Consolidated Statements of Cash Flows ................................     F-6

Notes to Consolidated Financial Statements ...........................     F-7


                        CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE SIX MONTHS ENDED DECEMBER 31, 2005

Balance Sheets as of December 31, 2005 (unaudited)
and June 30, 2005.....................................................    F-18

Statements of Operations for the Six Months ended December 31,
2005 and 2004 (unaudited).............................................    F-19

Statements of Cash Flows for the Six Months ended
December 31, 2005 and 2004 (unaudited)................................    F-20


Notes to Condensed Consolidated Financial Statements
(unaudited)...........................................................    F-21

ROSE, SNYDER & JACOBS
A CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Roaming Messenger, Inc.

We have audited the accompanying consolidated balance sheets of Roaming Messenger, Inc. (a Nevada Corporation) and Subsidiary (collectively referred to as the "Company") as of June 30, 2005 and 2004 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roaming Messenger, Inc. and Subsidiary as of June 30, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/Rose, Snyder & Jacobs
-------------------------
Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

September 16, 2005


      15821 Ventura Boulevard, Suite 490, Encino, California 91436 Phone:
                      (818) 461-0600 * Fax: (818) 461-0610

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 2005 AND 2004

                                                                                        June 30,          June 30,
                                                                                          2005              2004
                                                                                      ------------      ------------
CURRENT ASSETS
 Cash                                                                                 $    237,529      $  1,495,102
 Accounts receivable net of allowance for doubtful account of $7,380 and $20,000           178,729           116,407
 Prepaid expenses                                                                           19,347             9,944
                                                                                      ------------      ------------
   TOTAL CURRENT ASSETS                                                                    435,605         1,621,453
                                                                                      ------------      ------------
PROPERTY & EQUIPMENT
 Furniture, Fixtures & Equipment                                                            88,341            83,225
 Computer Equipment                                                                        435,292           278,715
 Commerce Server                                                                            50,000            50,048
 Computer Software                                                                           7,960             3,535
 Leasehold Improvements                                                                         --            42,194
                                                                                      ------------      ------------
                                                                                           581,593           457,717
  Less: Accumulated depreciation & amortization                                           (331,053)         (261,370)
                                                                                      ------------      ------------
   NET PROPERTY & EQUIPMENT                                                                250,540           196,347
                                                                                      ------------      ------------
OTHER ASSETS
 Lease deposit                                                                              10,237             7,029
 Restricted Cash (see note 8)                                                               93,000                --
 Other assets                                                                                3,935             2,503
                                                                                      ------------      ------------
   TOTAL OTHER ASSETS                                                                      107,172             9,532
                                                                                      ------------      ------------
     TOTAL ASSETS                                                                     $    793,317      $  1,827,332
                                                                                      ============      ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
 Accounts payable                                                                     $    121,645      $     24,892
 Accrued liabilities (note 8)                                                              227,420            42,093
 Deferred income (note 2)                                                                   26,667                --
 Officer salary payable                                                                    237,981           243,730
 Staff salaries payable                                                                     50,410            46,499
 Note payable (note 4)                                                                      30,000            39,500
 Current portion - obligations under capitalized leases (note 3)                            49,846            33,631
                                                                                      ------------      ------------
   TOTAL CURRENT LIABILITIES                                                               743,969           430,345
                                                                                      ------------      ------------
LONG TERM LIABILITIES
 Obligations under capitalized leases (note 3)                                              89,785            45,059
                                                                                      ------------      ------------
   TOTAL LONG TERM LIABILITIES                                                              89,785            45,059
                                                                                      ------------      ------------

    TOTAL LIABILITIES                                                                      833,754           475,404
                                                                                      ------------      ------------
SHAREHOLDERS' EQUITY (DEFICIT)
 Capital Stock                                                                             180,807           172,400
 Additional Paid-in Capital                                                              4,950,066         3,871,738
 Accumulated deficit                                                                    (5,171,310)       (2,692,210)
                                                                                      ------------      ------------
   TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                    (40,437)        1,351,928
                                                                                      ------------      ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                              $    793,317      $  1,827,332
                                                                                      ============      ============

See report of independent registered public accounting firm and notes to condensed consolidated financial statements.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

                                                   June 30, 2005       June 30, 2004
                                                   --------------      --------------
REVENUE                                            $    1,184,212      $      953,772

COST OF REVENUE                                           399,265             132,404
                                                   --------------      --------------

  GROSS PROFIT                                            784,947             821,368

OPERATING EXPENSES
 Selling, general and administrative expenses           2,735,890           1,474,106
 Research and development                                 397,205             315,061
 Depreciation and amortization                            113,775              60,231
                                                   --------------      --------------

   TOTAL OPERATING  EXPENSES                            3,246,870           1,849,398
                                                   --------------      --------------

     OPERATING  LOSS                                   (2,461,923)         (1,028,030)
                                                   --------------      --------------

OTHER INCOME (EXPENSES)
 Interest income                                            9,258               7,116
 Interest expense                                         (26,435)            (15,031)
                                                   --------------      --------------

   TOTAL OTHER INCOME (EXPENSES)                          (17,177)             (7,915)
                                                   --------------      --------------

     NET LOSS                                      $   (2,479,100)     $   (1,035,945)
                                                   ==============      ==============

BASIC AND DILUTED LOSS
  PER SHARE                                        $        (0.01)     $        (0.01)
                                                   ==============      ==============

WEIGHTED AVERAGE
  NUMBER OF SHARES                                    174,247,486         161,432,015
                                                   ==============      ==============


See report of independent registered public accounting firm and notes to condensed consolidated financial statements.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

                                                                                          Additional
                                                                          Common           Paid-in         Accumulated
                                         Shares            Stock          Capital          Deficit            Total
                                      ------------     ------------     ------------     ------------      ------------
Balance, June 30, 2003                 147,912,035     $    147,912     $  1,306,502     $ (1,656,265)     $   (201,851)

Issuance of common stock, note 6        24,487,579           24,488        2,515,236               --         2,539,724

Issuance of warrants, note 7                    --               --           50,000               --            50,000

Net loss                                        --               --               --       (1,035,945)       (1,035,945)
                                      ------------     ------------     ------------     ------------      ------------

Balance, June 30, 2004                 172,399,614     $    172,400     $  3,871,738     $ (2,692,210)     $  1,351,928

Issuance of common stock, note 6         8,407,477            8,407          949,308               --           957,716

Issuance of warrants, note 7                                                 129,020                            129,020

Net loss                                        --               --               --       (2,479,100)       (2,479,100)
                                      ------------     ------------     ------------     ------------      ------------
Balance, June 30, 2005                 180,807,091     $    180,807     $  4,950,066     $ (5,171,310)     $    (40,437)
                                      ============     ============     ============     ============      ============

See report of independent registered public accounting firm and notes to condensed consolidated financial statements.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED JUNE 30, 2005 AND 2004

                                                      June 30, 2005      June 30, 2004
                                                      --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                             $   (2,479,100)    $   (1,035,945)
 Adjustment to reconcile net loss to net cash
  used in operating activities:
 Depreciation and amortization                               111,877             60,231
 Warrants issued for services                                129,020             50,000
 Common stock issued for services                            330,462             82,917
 Decrease (increase) in account receivable                   (62,322)           (39,509)
 Decrease (increase) in prepaid and other assets             (14,043)            (5,602)
 (Decrease) increase in accounts payable                      96,752            (20,506)
 (Decrease) increase in officer salaries payable              (5,749)           (63,636)
 (Decrease) increase in staff salaries payable                 3,911             23,052
 (Decrease) Increase in deferred income                       26,667                 --
 (Decrease) increase in other liabilities                    185,327                805
                                                      --------------     --------------

   NET CASH USED IN OPERATING ACTIVITIES                  (1,677,198)          (948,193)
                                                      --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Restricted Cash                                             (93,000)
 Purchase of property & equipment                            (58,603)           (64,684)
                                                      --------------     --------------

   NET CASH USED IN INVESTING ACTIVITIES                    (151,603)           (64,684)
                                                      --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock                                    627,254          2,485,324
 Payment on note payable                                      (9,500)           (10,500)
 Payments on capitalized lease obligations                   (46,526)           (24,253)
                                                      --------------     --------------

   NET CASH PROVIDED BY FINANCING ACTIVITIES                 571,228          2,450,571
                                                      --------------     --------------

    NET INCREASE (DECREASE) IN CASH                       (1,257,573)         1,437,694

CASH AT BEGINNING OF PERIOD                                1,495,102             57,408
                                                      --------------     --------------

CASH AT END OF PERIOD                                 $      237,529     $    1,495,102
                                                      ==============     ==============

Supplementary disclosures:
 Interest paid                                        $       26,435     $       15,031
                                                      ==============     ==============

Capitalized leases contracted:                        $      107,467     $       70,250
                                                      ==============     ==============

See report of independent registered public accounting firm and notes to condensed consolidated financial statements.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

1. ORGANIZATION

Roaming Messenger, Inc., formerly known as Latinocare Management Corporation ("LMC), originally known as JNS Marketing, Inc. was incorporated in Colorado in 1983, and then reincorporated in Nevada.

On April 1, 2003, LMC a publicly traded company, entered into a Plan and Agreement of Reorganization which resulted in Warp 9, Inc. ("Warp 9") becoming a wholly-owned subsidiary of LMC. In connection with the transaction, all officers and directors of LMC resigned and were replaced by the management team and directors of Warp 9. Subsequently, LMC was renamed to Roaming Messenger Inc. by the new board of directors. Although from a legal perspective, Roaming Messenger, Inc. acquired Warp 9, Inc., the transaction is viewed as a recapitalization of Warp 9, Inc., accompanied by an issuance of stock by Warp 9, Inc. to the shareholders of Roaming Messenger, Inc. This is because Roaming Messenger, Inc. did not have operations immediately prior to the transaction, and following the transaction, Warp 9, Inc. was the operating company.

Warp 9, Inc. was incorporated in the state of Delaware, under the name of eCommerceland, on August 27, 1999. The Company, based in Goleta, California, began operations October 1, 1999. Prior to October 1, 1999, the Company was operated as WARP 9 Technologies, LLC ("LLC"), a California limited liability company. LLC was merged with and into eCommerceland effective at its close of business, September 30, 1999, and on December 21, 2000 changed its name to Warp 9, Inc. For accounting and reporting purposes, the "merger" was considered a continuation of the same business, under a different type of entity. The operations and ownership of Warp 9, Inc. were substantially the same as LLC. The Company's primary source of income is service of their Warp 9 contracts, which relates to Internet data service and fully hosted web based software products.

Roaming Messenger, Inc. and Warp 9, Inc. (collectively referred to as the "Company")'s strategy is to provide a proprietary solution for real-time communication over wired and wireless devices. The Company's flagship product, Roaming Messenger, is a system for delivering real-time information for homeland security, emergency response, military and enterprise applications. Unlike solutions based on existing messaging technology such as e-mail, text messaging, and voicemail, Roaming Messenger packages time-critical information into smart messages. These messages automatically roam throughout the wired and wireless worlds - from mobile devices to desktop PCs to central servers - tracking down people and getting responses in real-time.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                  GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's losses and negative cash flows from operations raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion. The Company has funded its operation through the sale of its common stock through private offerings. The Company will be selling securities through private placements and, as discussed in note 11, through its Periodic Equity Investment Agreement . Management believes, but there is no assurance, that the Company will obtain the additional working capital that it needs through the sale of its Common Stock. The Company has incurred operating deficits since inception, which are expected to continue until its business model is fully developed.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                               ACCOUNTS RECEIVABLE

The Company extends credit to its customers, who are located primarily in California. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers' financial condition. Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. Based on the information available, management believes the Company's accounts receivable are all collectible.

                               REVENUE RECOGNITION

The Company recognizes income when the service is provided or when product is delivered. We present revenue, net of customer incentives. Most of the income is generated from monthly fees from clients who subscribe to the Company's fully hosted web products on terms averaging six months to one year. When the term ends, clients normally go on a month-to-month basis or extend the contract for another six months to one year.

We provide online marketing services that we purchase from third parties. The gross revenue presented in our statement of operations is in accordance with EITF No. 99-19.

We also offer professional services such as development services. The fees for development services constitute a separate unit of accounting in accordance with EITF No. 00-21, and are recognized as the work is performed.

Upfront fee for development services or other customer services are deferred until certain implementation or contractual milestones have been achieved. Deferred income for the fiscal year ended, June 30, 2005, was $26,667.

For the fiscal year ended, June 30, 2005, monthly fee from web products and associated service fees account for 55% of the Company's total revenues, professional services account for 23% and the remaining 22% of total revenues are from resale of third party products and services.

For the fiscal year ended, June 30, 2004, monthly fee from web products and associated service fees account for 75% of the Company's total revenues, professional services account for 20% and the remaining 5% of total revenues are from resale of third party products and services.

                                 RETURNS POLICY

On all service offerings such as web based e-commerce products, or hosted Roaming Messenger service, there are no returns. Monthly fees are assessed and revenue is recognized at the end of every month, after service has been provided. Some higher paying customers may have service level agreements where we guarantee system uptime such as 99% of the time per month. If we fall below the agreed upon level of uptime, we shall credit one day of service fee for each hour our system is down up to a maximum of one monthly fee. This guarantee only covers downtime as a result of failure in the Company's hardware, software or gross negligence. Historical, the Company has not had to issue any credits for such returns.

                                 COST OF REVENUE

Cost of revenue includes the direct costs of operating the Company's network, including telecommunications charges and internet marketing charges.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                            RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Total research and development costs were $397,205 and $315,061 for the years ended June 30, 2005 and 2004, respectively.

                            CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                                USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the allowance for doubtful accounts, the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options and warrants. Actual results could differ from those estimates.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of June 30, 2005 and 2004, the Company's capital lease obligations and notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

                             PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:


Furniture, fixtures & equipment             7 Years
Computer equipment                          5 Years
Commerce server                             5 Years
Computer software                         3-5 Years
Leasehold improvements               Length of the lease


Property and equipment assets with an original cost of $199,418 and $115,084 at June 30, 2005 and 2004, respectively were leased under capitalized leases. Amortization of assets under capitalized leases is included in depreciation and amortization expense. During the years ended June 30, 2005 and 2004, additions to fixed assets through capitalized leases totaled $107,467 and $70,250, respectively.

During the year ended June 30, 2005, the Company vacated its premises on 6144 Calle Real in Santa Barbara. The Company recorded an expense for $23,485, representing the cost of the abandoned related leasehold improvements,

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

                   CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company operates in a single industry segment. The Company markets its services to companies and individuals in many industries and geographic locations. The Company's operations are subject to rapid technological advancement and intense competition in the telecommunications industry.

Accounts receivable represent financial instruments with potential credit risk. The Company typically offers its customers credit terms. The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral. In the event of nonpayment, the Company has the ability to terminate services.

                                ADVERTISING COSTS

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising costs were $53,147 and $20,156 for the years ended June 30, 2005 and 2004, respectively.

                            STOCK-BASED COMPENSATION

The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations (APB 25), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation., amended by SFAS No. 148 Accounting for Stock Based Compensation-Transition and Disclosure.

The pro forma net loss and loss per share had the Company accounted for the options using FAS 123 would have been as follows:


                                                   2005              2004
                                                -----------       -----------
Net loss as reported                            $(2,479,100)      $(1,035,945)

Basic and diluted net loss per share                  (0.01)            (0.01)
as reported

Add:  Stock-based employee compensation                  --            50,000
expense included in net reported loss

Deduct:  Stock based employee                       (13,839)         (134,000)
compensation expense determined under fair
value based method for all awards
                                                -----------       -----------

Pro forma net loss                              $(2,492,939)      $(1,119,945)
                                                ===========       ===========
Basic and diluted pro forma loss per share      $     (0.01)      $     (0.01)
                                                ===========       ===========


                               NET LOSS PER SHARE

Net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. Options to purchase shares of the Company's stock under its stock option plan and warrants may have a dilutive effect on the Company's earnings per share in the future but are not included in the calculation for 2005 and 2004 because they have an antidilutive effect in these periods.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

                                  INCOME TAXES

The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

                          NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Santdards Board ("FASB") issued revised Statement 123R, "Share-Based Payment," to be effective for annual periods beginning after December 15, 2005 for Roaming Messenger, Inc. Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the income statement. The cost is recognized over the requisite service period based on fair values measured on grant dates. The new standard may be adopted using either the modified prospective transition method or the modified retrospective method. We are currently evaluating our share-based employee compensation programs, the potential impact of this statement on our consolidated financial position and results of operations, and the alternative adoption methods.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." SFAS No. 151 seeks to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs to be treated as a current period expense. This statement is effective for the company on July 2, 2006. The company does not believe the adoption of SFAS No. 151 will have a material impact on its financial statements.

3. OBLIGATIONS UNDER CAPITALIZED LEASES

 Lessor           Description                                           2005          2004
-------------    ----------------------------------------------      ----------    ----------
SBBT             Payable in monthly installments of $281
                   interest at 16%, matures in November, 2009        $   10,669    $       --
SBBT             Payable in monthly installments of $726
                   interest at 17%, matures in August, 2009              25,760            --
GE               Payable in monthly installments of $551
                   interest at 17%, matures in September, 2008           17,653            --
GE               Payable in monthly installments of $1206
                   interest at 17%, matures in September, 2008           39,745            --
Washoe/BofA      Payable in monthly installments of $1513,
                   interest at 6.8%, matures in April, 2007              31,206        46,651
GE               Payable in monthly installments of $710
                   interest at 12.8%, matures in October, 2006           10,394        16,360
Avaya            Payable in monthly installments of $655,
                   interest at 16%, matures in December, 2004                --         3,753
GE               Payable in monthly installments of $348,
                   interest at 13%, matured in October 2005               1,357         5,094
Dell             Payable in monthly installments of $200,
                   interest at 13%, matures in January 2006               1,504         3,407
Dell             Payable in monthly installments of $203,
                   interest at 21%, matures in February 2006              1,344         3,425
                                                                     ----------    ----------
                                                                        139,632        78,690
                 Less current portion                                    49,846        20,348
                                                                     ----------    ----------
                 Long-term portion of obligations under
                   capitalized leases                                $   89,786    $   58,342
                                                                     ==========    ==========

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

Minimum annual lease payments under capitalized lease obligations at June 30, 2005 are as follows:


                             2006                       $   64,663
                             2007                           51,138
                             2008                           33,168
                             2009                           17,355
                             2010                            2,857
                                                        ----------
                                     169,181

Less amount representing interest                           29,549
                                                        ----------
                                     139,632

Less current portion                                        49,846
                                                        ----------

Long term portion of capitalized lease obligations      $   89,786
                                                        ==========


4. NOTE PAYABLE

The Company has a note payable to a vendor in the amount of $50,000, bearing interest at 10%, with monthly interest payment only. The maturity date, which was originally October 15, 2001, was subsequently amended to March 15, 2002 and then on demand. At June 30, 2005, the outstanding principal amount on this note is $30,000. This note is secured by furniture of the Company. See note 8.

5. INCOME TAXES

At June 30, 2005, the Company has available for federal and state income tax purposes, net operating loss carryforwards of approximately $8,500,000 and $3,900,000, respectively, which expire at dates that have not been determined.

The difference between the Company's effective income tax rate and the statutory federal rate for the years ended June 30, 2005 and 2004 relates primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of its realization. The valuation allowance was $3,300,000 and $2,300,000 at June 30, 2005 and 2004, respectively, representing an increase of $1,000,000 for the year ended June 30, 2005. Because of statutory "ownership changes" the amount of net operating losses which may be utilized in future years are subject to significant annual limitations.

A reconciliation of income tax expense that would result from applying the domestic Federal statutory rate to pre-tax income, with federal income tax expense presented in the financial statements is as follows:

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004


                                                       2005            2004
                                                   ------------    ------------
Income tax benefit computed
at U.S. federal statutory rate (34%)               $    840,000    $    350,000

State income taxes, net of benefit federal taxes        144,000          63,000

Other                                                    16,000         (73,000)

Less valuation allowance                             (1,000,000)       (340,000)
                                                   ------------    ------------

     Income tax expense                            $         --    $         --
                                                   ------------    ------------


The deferred income tax benefit at June 30, 2005, and 2004 reflects the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts as measured in accordance with tax laws. The items, which comprise a significant portion of, deferred tax assets and liabilities are approximately as follows:


                                          2005              2004
                                      ------------      ------------
Property and Equipment                $     55,000      $     56,000
Net operating loss carryforwards         3,150,000         2,148,000
Officer salaries payable                    95,000            96,000
                                      ------------      ------------
                                         3,300,000         2,300,000
Less: valuation allowance               (3,300,000)       (2,300,000)
                                      ------------      ------------
Deferred income tax asset             $         --      $         --
                                      ============      ============


6. SHAREHOLDERS' DEFICIT

For the fiscal year ended, June 30, 2004, the Company issued 23,807,579 shares of restricted common stock for total cash consideration of $2,485,324 as a result of a series of private offerings of common stock ranging from $0.08 per share to $0.50 per share as well as stock options and warrants exercises. 680,000 shares of restricted common stock were also issued for $54,400 of services.

For the fiscal year ended, June 30, 2005, the Company issued 6,875,000 shares of restricted common stock for a net cash consideration of $627,254 as a result of a series of private offerings of common stock ranging from $0.08 per share to $0.10 per share as well as exercise of stock options. 1,532,477 shares of restricted common stock were also issued for $330,462 of services.

On March 28, 2005, the Company entered into a Periodic Equity Investment Agreement with Wings Fund, Inc. Pursuant to the Periodic Equity Investment Agreement, the Company may, on a monthly basis

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

commencing after the effective date of the registration statement in connection with that agreement, periodically sell to Wings Fund, Inc. shares of common stock for a total purchase price of up to $3,000,000. Such monthly sales are limited to a maximum aggregate of $250,000. Further, upon execution of the Periodic Equity Investment Agreement, the Company issued to Wings Fund, Inc. an aggregate of 5,000,000 shares of common stock at a price of $0.10 per share for gross proceeds of $500,000 (included in the $627,254 above).

The common stock of Roaming Messenger, Inc. has a par value of $0.001, and 495,000,000 shares are authorized to be issued. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001. The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares.

At June 30, 2005, 22,225,000 shares of common stock were reserved for the issuance of common stock pursuant to the Stock Option Plan, and 838,500 were reserved for the issuance of common stock pursuant to outstanding warrants.

7. STOCK OPTIONS AND WARRANTS

In July 10, 2003, the Company adopted the Roaming Messenger, Inc. Stock Option Plan for Directors, Executive Officers, and Employees of and Key Consultants to Roaming Messenger, Inc. This Plan, may issue 25,000,000 shares of common stock. Options granted under the Plan could be either Incentive Options or Nonqualified Options, and are administered by the Company's Board of Directors. Each options may be exercisable in full or in installment and at such time as designated by the Board. Notwithstanding any other provision of the Plan or of any Option agreement, each option are to expire on the date specified in the Option agreement, which date are to be no later than the tenth anniversary of the date on which the Option was granted (fifth anniversary in the case of an Incentive Option granted to a greater-than-10% stockholder). The purchase price per share of the Common Stock under each Incentive Option are to be no less than the Fair Market Value of the Common Stock on the date the Option was granted (110% of the Fair Market Value in the case of a greater-than-10% stockholder).

The purchase price per share of the Common Stock under each Nonqualified Option were to be specified by the Board at the time the Option was granted, and could be less than, equal to or greater than the Fair Market Value of the shares of Common Stock on the date such Nonqualified Option was granted, but were to be no less than the par value of shares of Common Stock. The plan provided specific language as to the termination of options granted hereunder.

SFAS 123, Accounting for Stock-Based Compensation, requires pro forma information regarding net income (loss) using compensation that would have been incurred if the Company had accounted for its employee stock options under the fair value method of that statement. Options to purchase 3,500,000 shares of Roaming Messenger, Inc. were granted during the year ended June 30, 2005. The fair value of options granted during the years ended June 30, 2005 and 2004, which have been estimated at $131,960 and $159,000, respectively, at the date of grant were determined using the Black-Scholes Option pricing model with the following assumptions:


                                                   2005                 2004
                                               ------------        ------------
Risk free interest rate                         3.36-4.00%          2.79%-3.27%
Stock volatility factor                          0.29-0.81              0.01
Weighted average expected option life             4 years             4 years
Expected dividend yield                             None                None

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

A summary of the Company's stock option activity and related information follows:

                                                     Year ended                       Year ended
                                                    ------------                     ------------
                                                    June 30, 2005                   June 30, 2004
                                                    ------------                     ------------
                                                      Weighted                         Weighted
                                                       average                          average
                                                      exercise                         exercise
                                      Options           price          Options           price
                                    -----------     ------------     -----------     ------------
Outstanding - beginning of year       8,297,494     $       0.11       8,444,000     $       0.08
Granted                               3,500,000             0.12       2,478,494             0.18
Exercised                               275,000             0.08       2,500,000             0.08
Forfeited                             7,287,500             0.12         125,000             0.08
                                    -----------     ------------     -----------     ------------
Outstanding - end of year             4,234,994     $       0.11       8,297,494     $       0.11
                                    ===========     ============     ===========     ============
Exercisable at the end of year          972,980     $       0.09       5,720,935     $       0.09
                                    ===========     ============     ===========     ============
Fair value of options granted
during the year                                     $    131,960                     $    159,000
                                                    ============                     ============

The weighted average remaining contractual life of options as of June 30, 2005 was as follows:

                                            Weighted
                                             Average
                      Number of            remaining
Exercise               options             contractual
 prices              outstanding          life (years)
---------           ------------          ------------
 $ 0.08                 1,234,994             2.31
 $ 0.10                 2,300,000             3.79
 $ 0.17                   700,000             3.18

                                 Stock Warrants

During the year ended June 30, 2005, Roaming Messenger, Inc. issued warrants for services valued at $129,020, to purchase shares of common stock of Roaming Messenger, Inc. These warrants became exercisable on their grant date. Warrants were granted as follows:

Date                     Number of shares         Maturity date         Exercise Price
-------------------      ----------------       ------------------      --------------
September 30, 2004                100,500       September 30, 2006            $ 0.10
December 31, 2004                 271,000        December 31, 2006            $ 0.10
March 31, 2005                    201,000           March 31, 2006            $ 0.10
April 1, 2005                      50,000           March 31, 2008            $ 0.20
April 30, 2005                     15,000           April 30, 2010            $ 0.10
June 30, 2005                     201,000            June 30, 2007            $ 0.10
                         ----------------
Total Granted                     838,500

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

At June 30, 2005, warrants to purchase 838,500 shares were outstanding.

During the year ended June 30, 2005, Warp 9 Inc. cancelled 52,021 warrants, resulting in 25,192 total outstanding warrants.

The following Warp 9 Inc. warrants, which are exercisable, were outstanding at June 30, 2005:


Number of shares             Exercise Price             Expiration date
----------------             --------------             ---------------
      25,192                 $ 1.00 per share           December 31, 2005


8. COMMITMENTS AND CONTINGENCIES

Operating Leases

The following is a schedule, by years, of future minimum rental payments required under operating leases for the facilities and equipment. The lease for one of the facilities expires in 2010. The following is a schedule of minimum lease payments for the next five years.


Years Ending
  June 30,                Rent Payment           Rent Income
------------              ------------           -----------
 2006                        $ 196,000              $ 38,000
 2007                        $ 176,000              $ 29,000
 2008                        $ 109,000              $      -
 2009                        $ 108,000              $      -
 2010                        $ 109,000              $      -


Total lease expense for the years ended June 30, 2005 and 2004 was $193,708 and $120,832, respectively. The Company is also required to pay its pro rata share of taxes, building maintenance costs, and insurance in according to the lease agreement.

During the year ended June 30, 2005, the Company vacated its premises located at 6144 Calle Real, Santa Barbara, California. The lease expires in March 2007, therefore the Company is obligated to pay the rent under the terms of the lease. The Company is subleasing these premises at an agreed rent amount lower than the rent amount per the original lease, which will generate a total cumulative shortfall of $99,367 by the end of the lease. This shortfall has been recognized as an expense for the year ended June 30, 2005, and is included in the accrued liabilities.

                                  LOAN DEFAULT

The note payable (note 4) has a default clause that allows the lender to assess late payment charges at his option, in the amount of 10% of the delinquency. The delinquent charges which could amount to approximately $15,000 have not been accrued by the Company.

                                  LEGAL MATTERS

The Company is involved in certain legal actions and claims arising in the ordinary course of business. It is

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

the opinion of management, based on advice of legal counsel, that such litigation and claims will be resolved without a material effect on the Company's financial position.

                                 RESTRICTED CASH

The Company has restricted cash in the amount of $93,000. This restricted cash is used to collateralize a standby letter of credit in favor of the landlord as part of the Company's lease agreement for its current office space at 50 Castilian Dr. Santa Barbara, CA 93117. This cash amount is restricted until the lease expires on June 30, 2010 or when negotiated down.

9. CONCENTRATIONS

For the year ended June 30, 2005, the Company had two customers who represented approximately 42% of total revenue. For the year ended June 30, 2004, the Company had two customers who represented approximately 30% of total revenue.

Accounts receivable from two customers represented approximately 37% of total accounts receivable at June 30, 2005. Accounts receivable from two customers represented approximately 55% of total accounts receivable at June 30, 2004.

The Company has a concentration of credit risk for cash by maintaining deposits with banks, which may at a time exceed insured amounts. At June 30, 2005, the Company had $181,373 exceeding the amount insured by the U.S. Federal Deposit Insurance Corporation (FDIC).

10. RELATED PARTY TRANSACTIONS

On June 30, 2005, the Company issued 350,000 shares of common stock to Mr. Tom Djokovich for serving on the Company's Board of Directors through June 30, 2005. An expense of $56,000 was recorded in connection with the issuance of these shares.

11. FUNDING AGREEMENT

On March 28, 2005, we entered into a Periodic Equity Investment Agreement with Wings Fund, Inc. Pursuant to the Periodic Equity Investment Agreement, we may, on a monthly basis commencing after the effective date of the registration statement to be filed by us in connection with that agreement, periodically sell to Wings Fund, Inc. shares of common stock for a total purchase price of up to $3,000,000. Such monthly sales are limited to a maximum aggregate of $250,000. The registration statement was filed on May 3, 2005 and declared effective by the Securities and Exchange Commission on August 11, 2005. We may now sell up to $250,000 per month worth of registered common stock to Wings Fund, Inc. at our discretion until August 11, 2006.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                      ASSETS

                                                                                     (Unaudited)
                                                                                     December 31,
                                                                                       June 30,
                                                                                         2005               2005
                                                                                   ----------------    -------------
CURRENT ASSETS
 Cash                                                                              $       268,932     $    237,529
 Accounts receivable, net of allowance for doubtful account of $3,230 and $7,380           274,434          178,729
 Prepaids and other current assets                                                          22,018           19,347
                                                                                   ----------------    -------------
   TOTAL CURRENT ASSETS                                                                    565,384          435,605
                                                                                   ----------------    -------------
PROPERTY & EQUIPMENT
 Furniture, Fixtures & Equipment                                                            88,341           88,341
 Computer Equipment                                                                        481,550          435,292
 Commerce Server                                                                            50,000           50,000
 Computer Software                                                                           7,960            7,960
                                                                                   ----------------    -------------
                                                                                           627,851          581,593
 Less: Accumulated depreciation & amortization                                            (378,561)        (331,053)
                                                                                   ----------------    -------------

   NET PROPERTY & EQUIPMENT                                                                249,290          250,540
                                                                                   ----------------    -------------
OTHER ASSETS
 Lease deposit                                                                               9,749           10,237
 Restricted Cash                                                                            93,000           93,000
 Loan Costs                                                                                 92,500                -
 Deferred Costs                                                                             67,133
 Other assets                                                                                2,714            3,935
                                                                                   ----------------    -------------
   TOTAL OTHER ASSETS                                                                      265,096          107,172
                                                                                   ----------------    -------------
        TOTAL ASSETS                                                               $     1,079,770     $    793,317
                                                                                   ================    =============

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
 Accounts payable                                                                  $       173,772     $    121,645
 Accrued liabilities                                                                       252,760          227,420
 Bank line of credit                                                                        99,658                -
 Deferred Income                                                                            48,333           26,667
 Accrued officer salary Officer salaries payable                                           237,981          237,981
 Accrued staff salary and related                                                           83,944           50,410
 Note payable                                                                               30,000           30,000
 Current portion - obligations under capitalized leases                                     47,366           49,846
                                                                                   ----------------    -------------
   TOTAL CURRENT LIABILITIES                                                               973,814          743,969
                                                                                   ----------------    -------------
LONG TERM LIABILITIES
 Convertible Debenture                                                                     366,433                -
 Obligations under capitalized leases                                                       84,928           89,785
                                                                                   ----------------    -------------
   TOTAL LONG TERM LIABILITIES                                                             451,361           89,785
                                                                                   ----------------    -------------
        TOTAL LIABILITIES                                                                1,425,175          833,754
                                                                                   ----------------    -------------
COMMITMENTS AND CONTINGENCIES, note 5

SHAREHOLDERS' DEFICIT
 Capital Stock                                                                             186,356          180,807
 Additional Paid-in Capital                                                              5,544,123        4,950,066
 Accumulated deficit                                                                    (6,075,884)      (5,171,310)
                                                                                   ----------------    -------------
   TOTAL SHAREHOLDERS' DEFICIT                                                            (345,405)         (40,437)
                                                                                   ----------------    -------------
        TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                $     1,079,770     $    793,317
                                                                                   ================    =============


Prepared without audit.
See notes to condensed consolidated financial statements.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Three                 Six                Three             Six
                                                          months ended         months ended        months ended     months ended
                                                          December 31,         December 31,        December 31,     December 31,
                                                              2005                 2005               2004              2004
                                                        -----------------   ----------------    ---------------   ----------------
REVENUE                                                 $       518,146     $        856,072    $       307,228   $       616,932

COST OF REVENUE                                                (159,332)            (266,386)          (141,030)         (238,588)
                                                        -----------------   ----------------    ---------------   ----------------

  GROSS PROFIT                                                  358,814              589,686            166,198           378,344

OPERATING EXPENSES
 Selling, general and administrative expense                    522,615            1,130,258            637,312         1,130,687
 Depreciation and amortization                                   23,972               47,365             21,777            40,472
 Research and development                                       106,972              212,754             66,638           188,752
                                                        -----------------   ----------------    ---------------   ----------------

   TOTAL OPERATING EXPENSES                                     652,964            1,390,377            725,727         1,359,911
                                                        -----------------   ----------------    ---------------   ----------------

        OPERATING LOSS                                         (294,150)            (800,691)          (559,529)         (981,567)
                                                        -----------------   ----------------    ---------------   ----------------

OTHER INCOME (EXPENSES)
 Interest income                                                    763                1,779              4,453             6,610
 Other Income                                                     9,579               15,965
 Interest expense                                              (111,359)            (121,627)            (7,110)          (11,107)
                                                        -----------------   ----------------    ---------------   ----------------

   TOTAL OTHER INCOME (EXPENSES)                               (101,017)            (103,883)            (2,657)           (4,497)
                                                        -----------------   ----------------    ---------------   ----------------

        NET LOSS                                        $      (395,167)    $      (904,574)    $      (562,186)  $      (986,064)
                                                        =================   ================    ===============   ================

BASIC AND DILUTED LOSS
  PER SHARE                                             $         (0.00)              (0.00)    $         (0.00)  $         (0.01)
                                                        =================   ================    ===============   ================

WEIGHTED AVERAGE NUMBER
 OF SHARES                                                  184,151,379         182,798,365         172,530,810       172,488,310
                                                        =================   ================    ===============   ================


Prepared without audit. See notes to consolidated financial statements.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Six                   Six
                                                                               months ended          months ended
                                                                               December 31,          December 31,
                                                                                   2005                  2004
                                                                              ----------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                     $       (904,574)     $    (986,064)
 Adjustment to reconcile net loss to net cash
 used in operating activities:
 Depreciation and amortization                                                          47,508             40,472
 Warrants and Stock issued for services                                                  2,843             81,062
 Common stock issued for services                                                      123,100             17,000
 Conversion feature recorded as interest expense                                       100,000                  -
 Decrease (increase) in account receivable                                             (95,705)           (16,220)
 Decrease (increase) in prepaid and other assets                                          (963)           (24,545)
 (Decrease) increase in accounts payable                                                52,127             33,229
 (Decrease) increase in officer salaries payable                                             -             (5,749)
 (Decrease) increase in other liabilities                                               92,540             14,491
                                                                              ----------------      ---------------

   NET CASH USED IN OPERATING ACTIVITIES                                              (583,124)          (846,324)
                                                                              ----------------      ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Employee advances                                                                           -               (469)
 Purchase of property & equipment                                                      (26,462)           (48,596)
                                                                              ----------------      ---------------

   NET CASH USED IN INVESTING ACTIVITIES                                               (26,462)           (49,065)
                                                                              ----------------      ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock, net of costs                                                272,963              6,352
 Proceeds from bank line of credit                                                      99,658                  -
 Proceeds from Convertible Debenture                                                   295,500                  -
 Deposit for shares of common stock                                                          -             19,875
 Payments on notes payable                                                                   -             (8,500)
 Payments on capitalized lease obligations                                             (27,133)           (22,180)
                                                                              ----------------      ---------------

   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                 640,988             (4,453)
                                                                              ----------------      ---------------

     NET INCREASE (DECREASE) IN CASH                                                    31,402           (899,842)
                                                                              ----------------      ---------------

CASH AT BEGINNING OF PERIOD                                                            237,529          1,495,102
                                                                              ----------------      ---------------

CASH AT END OF PERIOD                                                         $        268,932      $     595,260
                                                                              ================      ===============

Supplementary disclosures:
 Interest paid                                                                $         21,627      $      11,107
                                                                              ================      ===============

Capitalized leases contracted                                                 $         19,796      $     107,469
                                                                              ================      ===============


Prepared without audit.
See notes to condensed consolidated financial statements.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


1. BASIS OF PRESENTATION AND GOING CONCERN


The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for the three-month period ended December 31, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2006. For further information refer to the financial statements and footnotes thereto included in the Company's Form 10K-SB for the year ended June 30, 2005.

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's losses and negative cash flows from operations and the possible impact of the contingencies described in note 5 raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.


2. STOCK OPTIONS AND WARRANTS


                            Stock-Based Compensation


The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations (APB 25), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, amended by SFAS No. 148 Accounting for Stock-Based Compensation-Transition and Disclosure.


SFAS No. 123, Accounting for Stock-Based Compensation, requires pro forma information regarding net income (loss) using compensation that would have been incurred if the Company had accounted for its employee stock options under the fair value method of that statement. Options to purchase 1,200,000 and 0 shares of Roaming Messenger, Inc. were granted during the six months ended December 31, 2005 and 2004, respectively. The fair value of options granted, which have been estimated at $36,390 and $0, respectively, at the date of grant were determined using the Black-Scholes Option pricing model with the following assumptions:


                                                      2005              2004
                                                ----------------     -----------
Risk free interest rate                          4.01% - 4.39%          3.60%
Stock volatility factor                           0.18 - 0.24           0.40
Weighted average expected option life               4 years            4 years
Expected dividend yield                               None              None

Prepared without audit.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005


2. STOCK OPTIONS AND WARRANTS (Continued)

The pro forma net loss and loss per share had the Company accounted for the options using FAS 123 would have been as follows:


                                                        Three Months       Six Months        Three Months        Six Months
                                                            Ended             Ended             Ended               Ended
                                                          December          December           December           December
                                                          31, 2005           31, 2005          31, 2004            31, 2004
                                                        --------------    --------------    ---------------    --------------
Net loss as reported                                    $   (395,167)          (904,574)    $    (562,186)           (986,064)

Basic and diluted net loss per share as reported               (0.00)             (0.00)            (0.00)              (0.01)

Add:  Stock based employee compensation
expense included in net reported loss, net of related taxes        -                                    -

Deduct:  Stock based employee
compensation expense determined under fair value based
method for all awards, net of related taxes                   (9,383)           (40,346)          (42,475)            (61,445)
                                                        --------------    --------------    ---------------    --------------

Pro forma net loss                                      $   (404,550)     $    (944,920)    $    (604,661)     $   (1,047,509)
                                                        ==============    ==============    ===============    ==============
Basic and diluted pro forma loss per share              $      (0.00)     $       (0.01)    $       (0.00)     $        (0.01)
                                                        ==============    ==============    ===============    ==============

During the six month period ended December 31, 2005 (i) 900,000, 200,000 and 100,000 options were granted at an exercise price of $0.13, $0.10 and $0.07 per share respectively, (ii) 225,000 previously granted options were cancelled and/or forfeited. At December 31, 2005, total outstanding unexercised options are 5,209,994.

                                    Warrants

In December 2005, the Company granted warrants to purchase 321,000 shares of common stocks at $0.10 per share for consulting services. These warrants expire on December 31, 2007, and were valued at $995. In December 2005, the Company granted five-year warrants to purchases 1,500,000, 4,000,000 and 4,000,000 shares of common stocks at $0.08, $0.10 and $0.12.respectively to an accredited investor as an incentive to enter into a convertible debenture agreement. These warrants were valued at $100,700. One-third of this $100,700 expense amount, or $33,567, was applied as a discount to the $400,000 convertible debenture entered into on December 28, 2005. The remaining two-third, $67,133, is deferred as the remainder of the total $1,200,000 convertible debenture has not been received from the investor.

At December 31, 2005, total outstanding unexercised warrants are 10,823,000.


3. LINE OF CREDIT


On August 11, 2005, the Company was approved for a $100,000 revolving line of credit from Bank of America at an interest of prime plus 4 percentage points. This line of credit is not secured by assets of the Company. The effective interest rate of the line of credit at December 31, 2005 was 11%. As of December 31, 2005, $99,658 was borrowed under this line of credit

Prepared without audit.

                     ROAMING MESSENGER, INC. AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

4. CONVERTIBLE DEBENTURES

On December 28, 2005, we consummated a securities purchase agreement with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $1,200,000 of which the first installment of $400,000 was advanced immediately. The net amount of the first installment received by the Company was $295,500 after paying total fees of $92,500 which included legal, structuring, due diligence, commitment fees, and prior liability of $12,000. An interest expense of $100,000, representing the value of the conversion feature in accordance to EITF 98-5, was incurred at the receipt of this first installment.

Holders of the debentures may convert at any time amounts outstanding under the debentures into shares of our common stock at a conversion price per share equal to the lesser of (i) $0.15 or (ii) 80% of the lowest volume weighted average price of our common stock during the five trading days immediately preceding the conversion date as quoted by Bloomberg, LP. Cornell has agreed not to short any of the shares of Common Stock.

We have the right to redeem a portion or all amounts outstanding under the debenture prior to the maturity date at a 20% redemption premium provided that the closing bid price of our common stock is less than $0.15. In addition, in the event of a redemption, we are required to issue to Cornell 50,000 shares of common stock for each $100,000 redeemed.

We also issued to Cornell five-year warrants to purchase 1,500,000, 4,000,000 and 4,000,000 shares of Common Stock at $0.08, $0.10 and $0.12, respectively.

The second installment of $350,000 ($295,000 net of fees) was advanced on January 27, 2006. The last installment of $450,000 will be advanced two business days prior to the date the registration statement is declared effective. The debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date.

5. COMMITMENTS AND CONTINGENCIES

In February 2006, Jonathan Lei, our Chairman and Chief Executive Officer, and Bryan Crane, our Vice President of Corporate Development, were indicted by a federal grand jury in Florida, alleging that they conspired to commit securities, mail and wire fraud in connection with an offer for private funding made to Roaming Messenger Inc. over a year ago, in February 2005, by a surreptitious investment fund formed by the Government. Specifically, the indictment alleges that Messrs. Lei and Crane conspired with government agents posing as fund managers to arrange for an illegal payment to be made to the fund managers as an inducement to that fund making an investment in the Company. We did not obtain any funding from the entity or the management company that were posing as prospective investors. The Company was not named in the indictment. The Company may be obligated to indemnify Mr. Lei and Mr. Crane for their defense costs in theses cases in amounts to be determined. This indictment may have a material adverse impact on the financial position of the company and its results of operations as result of (i) the possible defense costs to be disbursed by the Company, (ii) possible departure of these two senior members of management and (iii) possible damage to the Company's reputation.

Prepared without audit.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION OF LIABILITY: INDEMNIFICATION

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors'
(i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Roaming Messenger, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:


Securities and Exchange Commission Registration Fee                     $   595
Accounting Fees and Expenses                                            $ 5,000*
Legal Fees and Expenses                                                 $30,000*

Total                                                                   $35,595
                                                                        =======


*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 8, 2003, Warp 9, Inc. consummated a transaction, pursuant to which shareholders of Warp 9 Inc. exchanged their shares for shares in Roaming Messenger, Inc., with Warp 9, Inc. surviving as a wholly-owned subsidiary of Roaming Messenger, Inc. This transaction was recorded as a recapitalization followed by the issuance of shares by Warp 9, Inc. to the shareholders of Roaming Messenger, Inc. Prior to the recapitalization transaction, Roaming Messenger, Inc. was not an operating company, and its assets consisted principally of cash of approximately $100,000, offset by the same amount of liabilities. Under the terms of the transaction, Roaming Messenger, Inc. issued 131,026,173 shares of Roaming Messenger, Inc. common stock to the former shareholders of Warp 9, Inc. in exchange for all the outstanding shares of Warp 9, Inc. (12.5 shares of Roaming Messenger, Inc. for every share of Warp 9, Inc.). The transaction was consummated in two phases with the first issuance of 122,620,910 shares on April 8, 2003, and 8,405,263 shares on June 30, 2003.

After the recapitalization, options granted under the Warp 9 Inc. Employee Stock option plan were cancelled and new options were issued under a new Roaming Messenger Inc. Employee Stock Option Plan (effective July 10, 2003) to employees in amounts consistent with their Warp 9 options. The Roaming Messenger options have the same aggregate exercise price as the Warp 9 options. Most stock options became fully vested on grant date, while others mirrored the same vesting periods as the Warp 9 Inc. options. The Roaming Messenger Inc. stock options are presented at June 30, 2003 even though the effective date was July 10, 2003.

From April 2003 through October 2003, Roaming Messenger, Inc. issued and sold 2,704,263 shares of common stock at a price of $0.08 per share for aggregate gross proceeds of $216,341. The shares were issued to 6 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

From May 2003 through August 2003, Roaming Messenger, Inc. issued and sold 1,202,500 shares of common stock, at a price of $0.08 per share to 3 consultants for services valued at $96,200. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

From October 2003 through January 2004, Roaming Messenger, Inc. issued and sold 2,017,500 shares of common stock at a price of $0.08 per share for aggregate gross proceeds of $161,400. The shares were issued to 7 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In December 2003, Roaming Messenger, Inc. issued 150,000 shares of common stock to 4 employees as bonuses. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

From August 2003 through April 2004, Roaming Messenger, Inc. issued and sold 13,181,027 shares of common stock for aggregate consideration of $1,096,415 to foreign investors pursuant to Regulation S.

In February 2004, Roaming Messenger, Inc. issued and sold 1,500,000 shares of common stock at a price of $0.16 per share for aggregate gross proceeds of $240,400. The shares were issued to 7 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

From December 2003 through June 2004, Roaming Messenger, Inc. issued and sold 497,750 shares of common stock for aggregate consideration of $89,048 to foreign investors pursuant to Regulation S.

In October 2003 through January 2004, Roaming Messenger, Inc. issued 530,000 shares of common stock at a price of $0.08 per share to 3 consultants for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In February 2004, Roaming Messenger, Inc. issued 1,875,000 shares of common stock upon the exercise of employee options. The shares were issued pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

In March 2004, Roaming Messenger, Inc. issued 600,000 shares of common stock upon the exercise of a warrant. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In April 2004, Roaming Messenger, Inc. issued 525,000 shares of common stock upon the exercise of an employee option. The shares were issued pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

In March 2004, Roaming Messenger, Inc. issued and sold 1,500,061 shares of common stock at a price of $0.35 per share for aggregate gross proceeds of $525,000. The shares were issued to 3 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In April 2004, Roaming Messenger, Inc. issued and sold 420,000 shares of common stock at price of $0.50 per share for aggregate gross proceeds of $210,000. The shares were issued to an accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In August 2004, Roaming Messenger, Inc. issued 125,000 shares of common stock upon the exercise of an employee option. The shares were issued pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

In November 2004, Roaming Messenger, Inc. issued and sold 10,000 shares of common stock at a price of $0.50 per share to a consultant for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In December 2004, Roaming Messenger, Inc. issued 150,000 shares of common stock upon the exercise of an employee option. In January 2005, Roaming Messenger, Inc. issued and sold 155,000 shares of common stock at a price of $0.30 per share to a consultant for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In February 2005, Roaming Messenger, Inc. issued and sold 272,589 shares of common stock at a price of $0.26 per share to a consultant for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In March 2005, Roaming Messenger, Inc. issued and sold 624,000 shares of common stock at a price of $0.20 per share to two consultants for services. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On March 28, 2005, Roaming Messenger, Inc. issued and sold 5,000,000 shares of common stock at a price of $0.10 per share for aggregate gross proceeds of $500,000. The shares were issued to an accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In April 2005, Roaming Messenger, Inc. issued and sold 1,600,000 shares of common stock at a price of $0.10 per share for aggregate gross proceeds of $160,000. The shares were issued to 9 accredited investors in transactions exempt under Rule 506 of Regulation D ("Regulation D") promulgated under Section 4(2) of the Securities Act of 1933, as amended.

On June 30, 2005 and July 1, 2005, Roaming Messenger issued 470,888 and 400,000 shares of common stock, respectively at $0.16 per share for consulting services. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In August 2005, Roaming Messenger issued 420,000 shares of common stock $0.16 per share for consulting services. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In September 2005, Roaming Messenger issued and sold 640,000 shares of common stock at a price of $0.06 per share for aggregate gross proceeds of $40,000 to Wings Fund Inc. The shares were issued in a transaction exempt under Regulation
D. In October 2005, Roaming Messenger issued 250,000 shares of common stock at $0.10 per share for consulting services. These shares were issued pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

In October 2005, Roaming Messenger issued and sold 1,580,611 shares of common stock at a price of $0.06 per share for aggregate gross proceeds of $98,000 to Wings Fund Inc. The shares were issued in a transaction exempt under Regulation
D. In December 2005, Roaming Messenger issued 250,000 shares of common stock at $0.10 per share for consulting services. These shares were issued pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

In December 2005, Roaming Messenger issued and sold 300,000 shares of unregistered common stock at a price of $0.05 per share for aggregate gross proceeds of $15,000. The shares were issued to 2 accredited investors in transactions exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In December 2005, Roaming Messenger issued and sold 2,058,563 shares of common stock at a price of $0.07 per share for aggregate gross proceeds of $134,147 to Wings Fund Inc. The shares were issued in a transaction exempt under Regulation
D. On December 28, 2005, Roaming Messenger sold $400,000 in principal amount convertible debentures to one accredited investor. It also issued to the same investor five-year warrants to purchase 1,500,000, 4,000,000 and 4,000,000 shares of Common Stock at $0.08, $0.10 and $0.12, respectively. The securities were issued in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.


In January 2006, Roaming Messenger issued 75,000 shares of common stock to a business development consultant for services performed. The stock was valued at $0.07. The securities were issued in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In February 2006, Roaming Messenger issued 400,000 shares of common stock to an entity in payment of a $32,000 payable. The securities were issued in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

Exhibit     Description

3.1         Articles of Incorporation (1)
3.2         Bylaws (1)
4.1         Specimen Certificate for Common Stock (1)
4.2         Non-Qualified Employee Stock Option Plan (2)
4.3         Convertible Debenture dated December 28, 2005 (3)
4.4         Form of $0.08 Warrant (3)
4.5         Form of $0.10 Warrant (3)
4.6         Form of $0.12 Warrant (3)
5.1         Opinion of Sichenzia Ross Friedman Ference LLP*
10.1 First Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (4)
10.2 Second Agreement and Plan of Reorganization between Latinocare Management Corporation, a Nevada corporation, and Warp 9, Inc., a Delaware corporation (5)
10.3        Exchange Agreement and Representations for shareholders of Warp 9,
            Inc.(4)
10.4 Securities Purchase Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(6)
10.5 Periodic Equity Investment Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(5)
10.6 Registration Rights Agreement dated as of March 28, 2005 between Roaming Messenger, Inc. and Wings Fund, Inc.(6)
10.7 Securities Purchase Agreement dated December 28, 2005 between the Company and Cornell Capital Partners LLP (3)
10.8        Investor Registration Rights Agreement dated December 28, 2005 (3)

10.9 Insider Pledge and Escrow Agreement dated December 28, 2005 by and among the Company, Cornell and David Gonzalez as escrow agent (3)
10.10 Security Agreement dated December 28, 2005 by and between the Company and Cornell (3)
10.10 Escrow Agreement Dated December 28, 2005 by and among the Company, Cornell and David Gonzalez, as Escrow Agent (3)
10.12       Irrevocable Transfer Agent Instructions (3)
23.1        Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit
            5.1)
23.2        Consent of Rose, Snyder & Jacobs*
24.1        Power of Attorney (included on signature page II-6)
----------


(1) Incorporated by reference from the exhibits included with the Company's prior Report on Form 10-KSB filed with the Securities and Exchange Commission, dated March 31, 2003.

(2) Incorporated by reference from the exhibits included in the Company's Information Statement filed with the Securities and Exchange Commission, dated August 1, 2003.

(3) Incorporated by reference from the exhibits included in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2005.

(4) Incorporated by reference from the exhibits included with the Company's prior Report on Form SC 14F1 filed with the Securities and Exchange Commission, dated April 8, 2003.

(5) Incorporated by reference from the exhibits included with the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission, dated May 30, 2003.

(6) Incorporated by reference to exhibits filed with the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission dated March 30, 2005.

* Filed herewith

                              ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


(i) Include any prospectus required by section 10(a)(3) of the Securities Act;


(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 ;

            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, California, on this 12th day of April, 2006.


                             ROAMING MESSENGER, INC.

By: /s/ Jonathan Lei
    --------------------------
        Jonathan Lei
        Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Lei his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature               Title                                            Date
/s/ Jonathan Lei        Chief Executive Officer, President, Chief        April 12, 2006
----------------        Financial Officer, Secretary, and Chairman
Jonathan Lei

/s/ Louie Ucciferri     Director                                         April 12, 2006
-------------------
Louie Ucciferri